UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Live Oak Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Live Oak Bancshares, Inc. (the “Company”) will be held as follows:

Place:	Live Oak Bancshares, Inc. Corporate Office 1741 Tiburon Drive Wilmington, North Carolina 28403
Date:	May 21, 2024
Time:	9:00 a.m.
The purposes of the meeting are:
1.Election of Directors.  To elect ten members of the Board of Directors for terms of one year;
2.Approval of Amendment of 2014 Employee Stock Purchase Plan.  To approve an amendment to the Company’s Second Amended and Restated 2014 Employee Stock Purchase Plan to increase the number of shares of voting common stock issuable under such plan;
3.Say-on-Pay Vote. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
4.Ratification of Independent Auditors. To vote on a proposal to ratify FORVIS, LLP as the Company’s independent auditors for 2024; and
5.Other Business. To transact any other business properly presented for action at the Annual Meeting.
YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  HOWEVER, IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR VOTING COMMON STOCK, WE ASK THAT YOU APPOINT THE PROXIES NAMED IN THE ENCLOSED PROXY STATEMENT TO VOTE YOUR SHARES FOR YOU BY SIGNING AND RETURNING A PROXY CARD OR FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT TO APPOINT THE PROXIES BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER OR OTHER NOMINEE, ONLY THE RECORD HOLDER OF YOUR SHARES MAY VOTE THEM FOR YOU, SO YOU SHOULD FOLLOW YOUR BROKER’S OR NOMINEE’S DIRECTIONS AND GIVE IT INSTRUCTIONS AS TO HOW IT SHOULD VOTE YOUR SHARES. DOING THAT WILL HELP US ENSURE THAT YOUR SHARES ARE REPRESENTED AND THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING.  THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 21, 2024. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 5, 2024. The Notice of Annual Meeting, Proxy Statement and Annual Report are available in the Investor Relations section of our website, www.liveoakbank.com and at www.proxyvote.com.

By Order of the Board of Directors

/s/ James S. Mahan III
James S. Mahan III
Chairman and CEO
April 5, 2024

LIVE OAK BANCSHARES, INC.
Proxy Statement for the
2024 Annual Meeting of Shareholders

LIVE OAK BANCSHARES, INC.
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2024
GENERAL INFORMATION
This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 21, 2024, at 9:00 a.m., at the Company’s corporate offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and at any adjournments thereof.  The Company’s proxy solicitation materials are being made available to our shareholders on or about April 5, 2024.  In this Proxy Statement, the Company’s subsidiary bank, Live Oak Banking Company, is referred to as “Live Oak Bank” or the “Bank.”  The mailing address of the Company’s principal executive offices is 1741 Tiburon Drive, Wilmington, North Carolina 28403.
Internet Availability of Proxy Materials
We are providing proxy materials to our shareholders primarily via the internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about April 5, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice.
Proposals to be Voted on at the Annual Meeting
At the Annual Meeting, record holders of our voting common stock will consider and vote on the following matters:
•election of ten members of the Board of Directors for terms of one year;
•proposal to approve an amendment of the Company’s Second Amended and Restated 2014 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of voting common stock issuable under such plan;
•a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
•ratification of the appointment of FORVIS, LLP as the Company’s independent auditors for 2024; and
•transaction of any other business properly presented for action at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the ten nominees for director named in this Proxy Statement and “FOR” Proposals 2, 3 and 4.

How You Can Vote at the Annual Meeting
Record Holders. If your shares of our voting common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:
•you can attend the Annual Meeting and vote in person;
•you can sign and return a proxy card and appoint the “Proxies” named below to vote your shares for you at the Annual Meeting, or you can validly appoint another person to vote your shares for you; or
•you can appoint the Proxies to vote your shares for you by going to the internet website www.proxyvote.com. When you are prompted for your “control number,” enter the number printed on the Internet Notice and then follow the instructions provided.
You may appoint the Proxies by internet only until 11:59 p.m. Eastern Time on May 20, 2024, which is the day before the Annual Meeting. If you appoint the Proxies by internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card.
Shares Held in “Street Name.” Only the record holders of shares of our voting common stock or their appointed proxies may vote those shares. As a result, if your shares of our voting common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it a voting instruction sheet you received from your broker (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
Solicitation and Voting of Proxy Cards
If you are the record holder of your shares of our voting common stock, a proxy card will be sent to you that provides for you to name Walter J. Phifer, our Chief Financial Officer, and Gregory W. Seward, our Chief Risk Officer, General Counsel, and Corporate Secretary, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the envelope provided or follow the instructions above for appointing the Proxies by internet, so that your shares will be represented at the meeting.
If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by internet, the shares of our voting common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the ten nominees for director named in Proposal 1 below and “FOR” Proposals 2, 3 and 4. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2, 3 and 4 described in this Proxy Statement. If any other matter is properly presented for action by our shareholders, your proxy card or internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting.
If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.
Revocation of Proxy Cards; How You Can Change Your Vote
Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.
To change the voting instruction you gave the Proxies:
•you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or
•if you appointed the Proxies by internet, you can go to the same internet website you used to appoint the Proxies (www.proxyvote.com) before 11:59 p.m. Eastern Time on May 20, 2024 (the day before the Annual Meeting), enter your control number (printed on the Internet Notice), and then change your voting instructions.
The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.
To revoke your proxy card or your appointment of the Proxies by internet:
•you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or internet appointment; or
•you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or internet appointment.
Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.
Expenses of Solicitation
The Company will pay the cost of preparing and assembling this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors, and employees of the Company or its subsidiaries without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s voting common stock.
Record Date
The close of business on March 22, 2024, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities
The voting securities of the Company are the shares of its voting common stock, of which 100,000,000 shares are authorized and 44,936,357 shares were issued and outstanding on March 22, 2024. There were 210 holders of record of the Company’s voting common stock as of such date.
The Company has 1,000,000 shares of authorized preferred stock, of which no shares were issued or outstanding on March 22, 2024.
Voting Procedures; Quorum; Votes Required for Approval
At the Annual Meeting, each shareholder will be entitled to one vote for each share of voting common stock held of record on the Record Date on each matter submitted for voting.
A majority of the shares of the Company’s voting common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.
Assuming a quorum is present; in the case of Proposal 1 below, the ten nominees receiving the greatest number of votes shall be elected.  In the case of Proposals 2, 3 and 4 below, for each proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

“Withhold” Votes, Abstentions and Broker Non-Votes
“Withhold” votes, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.
Under New York Stock Exchange (“NYSE”) rules, Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2024, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposal 1, the election of directors, Proposal 2, the approval of an amendment of the ESPP and Proposal 3, the advisory vote on named executive officer (“NEO”) compensation, are all “non-routine” matters under NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also generally have no effect on the election of director nominees.
With respect to Proposal 2, the approval of an amendment of the ESPP, Proposal 3, the advisory vote on NEO compensation, and Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2024, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of Proposals 2, 3, and 4. Similarly, broker non-votes do not count as “votes cast” and, therefore, do not count either for or against approval of Proposals 2 and 3. As discussed above, because Proposal 4, the ratification of the appointment of FORVIS, LLP to serve as the Company’s independent auditors for 2024, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Beneficial Ownership of Our Common Stock
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2024 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of voting common stock.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within sixty days of January 31, 2024, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of our common stock based on 44,648,626 shares of voting common stock outstanding as of January 31, 2024. Unless otherwise indicated, the address for each listed shareholder is c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

	Shares Beneficially Owned
Name	Number of Shares (1)	%

Directors and Named Executive Officers:
James S. Mahan III (2)	6,771,682	15.2
William C. Losch III (3)	61,146	*
Renato Derraik	12,928	*
M. Huntley Garriott, Jr. (4)	—	*
Gregory W. Seward	100,928	*
Stephanie A. Mann	17,280	*
Tonya W. Bradford	4,845	*
William H. Cameron (5)	204,966	*
Diane B. Glossman	67,031	*
Glen F. Hoffsis (6)	128,621	*
David G. Lucht (7)	16,475	*
Miltom E. Petty	131,941	*
Neil L. Underwood (8)	1,538,132	3.4
Yousef A. Valine	3,003	*
William L. Williams III (9)	1,343,286	3.0
All directors and executive officers as a group (19 persons) (10)	10,709,999	23.9

Greater than 5% Shareholders:

T. Rowe Price Investment Management, Inc. (11) 101 E. Pratt Street Baltimore, Maryland 21201	6,365,830	14.3

The Vanguard Group (12) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,509,008	5.6

BlackRock, Inc. (13) 50 Hudson Yards New York, New York 10001	2,887,100	6.5

*Represents beneficial ownership of less than one percent.
(1)Included in the beneficial ownership tabulations are options to purchase the following number of shares of voting common stock: Mr. Cameron – 30,000 shares; Mr. Petty – 30,000 shares; Mr. Seward – 13,500 shares; and all directors and executive officers as a group – 115,661 shares.  These options are capable of being exercised within sixty days of January 31, 2024 and therefore are deemed to be owned by the holder under the beneficial ownership rules of the SEC.
(2)Includes 3,147,844 shares held by the James S. Mahan III Revocable Trust, which shares are pledged as security for personal loans, and 127,167 shares held by the 2021 Peggy Mahan Family Trust; also includes shared voting rights on 3,032,547 shares held by the Marguerite D. Mahan Revocable Trust, which shares are pledged as security for personal loans, on 127,167 shares held by the 2021 Chip Mahan Family and Charitable Trust, on 124,807 shares held by Salt Water Fund, a nonprofit corporation for which Mr. Mahan serves as a director and officer, and on 212,150 shares held by Peapod II, LLC. The 6,180,391 shares serve as collateral in connection with a personal line of credit. As of January 31, 2024, there was $25,894,657 outstanding under this line of credit and the maximum amount that Mr. Mahan may draw was $42,000,000.
(3)In addition to the role of Chief Financial Officer, which Mr. Losch maintained through December 31, 2023, Mr. Losch assumed the role of President of the Bank effective August 25, 2023, and of the Company effective November 14, 2023. Mr. Losch also served as Chief Banking Officer of the Company and the Bank through August 25, 2023.
(4)Mr. Garriott served as President of the Bank until August 25, 2023, when his employment was terminated by the Company.
(5)Includes 470 shares held by the GST-Exempt Trust for William H. Cameron and 174,496 shares held by the William H. Cameron Revocable Trust; excludes 61,171 shares held by the Mary Jo Cameron Revocable Trust for which Mr. Cameron disclaims beneficial ownership.
(6)As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2024, if re-elected at the Annual Meeting, Dr. Hoffsis intends to retire from the Company's Board of Directors at the 2025 Annual Meeting of Shareholders.
(7)Mr. Lucht jointly owns these shares with his spouse, with whom he shares voting and investment power over the shares.
(8)Mr. Underwood, a member of our Board of Directors, served as President of the Company until November 14, 2023. Includes 1,367,491 shares held by the Neil L. Underwood Revocable Trust; also includes shared voting rights on 50,000 shares held by the Linda D. Underwood Revocable Trust, and 120,641 shares held by the Neil L. Underwood Spousal Lifetime Access Trust.
(9)Includes 825,100 shares held by the William L. Williams III Revocable Trust, of which 392,100 and 433,000 shares are pledged as collateral in connection with personal lines of credit, with $2,000,000 and $4,466,453, respectively, outstanding under each line of credit as of January 31, 2024; also includes shared voting rights on 14,110 shares held by SPoint-ILM, LLC, and on 450,000 shares held by the Elizabeth L. Williams Revocable Trust.
(10)Includes the beneficial ownership of five additional executive officers not listed in the table.
(11)A Schedule 13G/A filed on February 14, 2024, by T. Rowe Price Investment Management, Inc. reported aggregate beneficial ownership of 6,365,830 shares of voting common stock as of December 31, 2023, with sole voting power over 2,145,809 shares and sole dispositive power over 6,365,830 shares. T. Rowe Price Investment Management, Inc. is the investment adviser of T. Rowe Price Small-Cap Value Fund, which has an interest in 2,467,336 shares.
(12)A Schedule 13G/A filed on February 13, 2024, by The Vanguard Group reported beneficial ownership of 2,509,008 shares of voting common stock as of December 31, 2023, with shared voting power over 22,731 shares, sole dispositive power over 2,451,314 shares, and shared dispositive power over 57,694 shares.
(13)A Schedule 13G/A filed on January 29, 2024, by BlackRock, Inc. reported beneficial ownership of 2,887,100 shares of voting common stock as of December 31, 2023, with sole voting power over 2,818,585 shares, and sole dispositive power over 2,887,100 shares.
Except as indicated in footnotes to the table above, we believe that the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.

Anti-Hedging Policy and Pledges of Shares of Common Stock
The Company’s Insider Trading Policy prohibits all employees and directors from entering into hedging transactions with respect to any Company securities including our common stock, including any transactions in puts, calls or other derivative securities (other than receipt or exercise of an employee stock option granted by the Company).

With respect to the pledging of shares, we recognize that a significant portion of the wealth of some of our executive officers and directors resides in their ownership of shares of the Company’s voting common stock, and that each individual’s financial situation is unique. Accordingly, the Company’s Insider Trading Policy does not prohibit the pledging of shares of the Company’s voting common stock. However, the Insider Trading Policy requires directors and executive officers to report details of any pledged securities to the Company’s Risk Committee on a quarterly basis. Lenders extending credit secured by shares of our common stock that are owned by directors or officers require a minimum collateral value equal to at least twice the amount of credit extended at any given time, and in some cases the lender imposes more stringent collateral requirements. The Risk Committee is mindful of the need to avoid actions that pose undue risk or appear to pose undue risk to the Company.

PROPOSAL 1:  ELECTION OF DIRECTORS
The Board of Directors has set the number of directors of the Company at ten and recommends that shareholders vote for the nominees listed below, each for a term of one year.

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During the Past Five Years

Tonya W. Bradford (59)	Director	2020	Associate Professor of Marketing at the University of California, Irvine.

William H. Cameron (70)	Director	2013	President, Cameron Management, Inc., an investment management company focusing on real estate development, brokerage, and property management.

Diane B. Glossman (68)	Director	2014	Retired investment analyst with over 25 years of experience as an analyst and over 25 years of governance experience on corporate boards of directors; currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Roadzen Inc. Previously, Ms. Glossman served on the board of directors of Bucks County SPCA, WMI Holdings Corp., FinServ Acquisition Corp., and Vahanna Tech Edge Acquisition I Corp.

Glen F. Hoffsis (83)	Director	2008	Veterinary consultant and founding dean of the College of Veterinary Medicine at Arkansas State University; currently serves on the Board of Trustees of Ross University Medical Group; formerly, served as the Special Assistant to the President, Lincoln Memorial University.

David G. Lucht (67)	Director	2008 (2)	Retired Executive Vice President of Credit of the Bank.

James S. Mahan III (72)	Chairman and CEO	2008	Chairman and Chief Executive Officer of the Company and the Bank.

Miltom E. Petty (72)	Director	2010	Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years.

Neil L. Underwood (54)	Director	2008	Former President of the Company; General partner and co-founder of Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies.

Yousef A. Valine (64)	Director	2022	Financial services executive with 39 years of experience across a broad range of areas, including credit, operations, regulatory relations, governance, information technology, treasury services, mergers and acquisitions, and risk management.

William L. Williams III (72)	Vice Chairman and EVP	2008	Executive Vice President and Vice Chairman of the Company and the Bank.

(1)The year first elected indicates the year in which each individual was first elected a director of the Company or the Bank and does not reflect any break(s) in tenure.
(2)Mr. Lucht was previously a member of our Board of Directors from 2008 until 2017 and was re-appointed effective February 23, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR.

Qualifications of Directors

Tonya W. Bradford.  Dr. Bradford was appointed as a member of our Board of Directors in September 2020 and serves on the Audit, Risk, and Compensation Committees. Dr. Bradford is an associate professor of marketing at the University of California, Irvine where she conducts research regarding rituals, communities and identity across phenomenon including gifting (e.g., registry, organ, charitable), relationships with money, communities (e.g., tailgating and support), acculturation, and brand loyalty. Dr. Bradford graduated with a Bachelor of Arts degree in Anthropology from Northwestern University, a Masters in Business Administration from the Kellogg School of Management, Northwestern University, and a doctoral degree in Marketing from Northwestern University. Her research is published in premier journals, including the Journal of Consumer Research, the Journal of Marketing, the Journal of the Academy of Marketing Science, the Journal of Retailing, the Journal of Business Research, the Journal of Interactive Marketing, and Research in Consumer Behavior. Dr. Bradford serves as associate editor for Journal of Retailing and Journal of Public Policy & Marketing, as well as serving on the editorial review board for the Journal of the Academy of Marketing Science, Journal of Consumer Research, and the Journal of Marketing. Dr. Bradford currently serves on the board of directors of Tealium Inc. Prior to joining the University of California, Dr. Bradford worked domestically and abroad in financial services including Charles Schwab & Company, Gemini Consulting (now Ernst & Young), and S1 Corporation. We believe Dr. Bradford’s depth of executive and academic experience, including marketing expertise, qualify her to serve on our Board of Directors.

William H. Cameron.  Mr. Cameron has served on our Board of Directors since November 2013 and chairs the Compensation Committee and serves on the Nominating and Corporate Governance, Audit, and Risk Committees. Mr. Cameron has extensive prior experience as a director of a financial institution, having served as a founding director of Port City Capital Bank and as a director of Crescent Financial Corporation and Crescent State Bank following its acquisition of Port City Capital Bank in 2006. Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity. He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 30 years. Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill.  He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs. As an active business, civic and charitable leader, Mr. Cameron serves on the board of the Dan Cameron Family Foundation, Inc. and as chair of the New Hanover Community Endowment. He is president of the Dan Cameron Family Foundation, Inc., which has made significant contributions to the economic and cultural development of the Wilmington area. We believe Mr. Cameron’s prior experience as a director of two FDIC-insured financial institutions over a period of 15 years brings to our board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualifies him to serve as one of our directors.

Diane B. Glossman.  Ms. Glossman has served as a member of our Board of Directors since August 2014. She chairs the Nominating and Corporate Governance and Risk Committees and serves on the Compensation Committee and Audit Committee. Ms. Glossman is a retired investment analyst with over 25 years of experience as an analyst and over 25 years of governance experience on boards. Ms. Glossman currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Roadzen Inc. Previously, Ms. Glossman served on the board of directors of WMI Holdings Corp. from 2012 through July 2018, FinServ Acquisition Corp. from November 2019 to June 2021, Vahanna Tech Edge Acquisition I Corp. from November 2021 through September 2023, as well as the boards of directors of the Bucks County SPCA, Ambac Assurance Company, QBE North America and A.M. Todd Company. Ms. Glossman also served as an independent trustee on State Street Global Advisors mutual fund board. Ms. Glossman was a six-time member of Institutional Investor’s All-America Research Team and a member of the top ranked Global Bank Research team, along with winning the 2003 Wall Street Journal survey in the broker/dealer category and was ranked for several years in the Reuters large cap and mid cap bank surveys by both fund managers and companies. Further, she was a frequent commentator on industry and company events for such entities as The Nightly Business Report, the Wall Street Journal, Financial Times, the New York Times, the Economist, CNN, CNBC, and various trade publications. Ms. Glossman earned a B.S. in economics from the Wharton School at the University of Pennsylvania with a double major in finance and health care administration, having also attended the University of California at Davis. Ms. Glossman was awarded her Chartered Financial Analyst designation (CFA). We believe that Ms. Glossman’s depth of experience and financial expertise, and ability to serve as an Audit Committee financial expert, qualify her to serve as one of our directors.

Glen F. Hoffsis. Dr. Hoffsis has served as a member of our Board of Directors since 2008. He serves on the Nominating and Corporate Governance Committee and the Compensation Committee. He is a veterinarian who has devoted most of his career to veterinary colleges as a clinician, teacher, researcher and administrator. Since June 2023, Dr. Hoffsis has served as the founding dean of the College of Veterinary Medicine at Arkansas State University. Retiring in July 2013 as dean of the College of Veterinary Medicine at the University of Florida, Dr. Hoffsis was appointed dean of the newly established Lincoln Memorial University College of Veterinary Medicine effective July 2014.  He relinquished the deanship in July 2016 to become Special Assistant to the President of LMU, which he served as until July 2021.  Prior to that he served as Director of Veterinary Services at Procter and Gamble for two years. He was Dean of the College of Veterinary Medicine at the Ohio State University for 11 years. He has held many professional positions and served on the board of directors of Banfield Pet Hospitals of Portland, Oregon, from 2010 to 2015. In February 2017, Dr. Hoffsis was appointed to the Board of Trustees of Ross University Medical Group. He is a diplomate of the American College of Veterinary Internal Medicine. Dr. Hoffsis is well known and respected within the veterinary profession. We believe that his wide range of knowledge and perspective relative to the business of veterinary medicine brings important skills and qualifies him to serve on the Board of Directors. If re-elected at the Annual Meeting, Dr. Hoffsis intends to retire from the Company's Board of Directors at the 2025 Annual Meeting of Shareholders.

David G. Lucht.  Mr. Lucht was most recently appointed as a member of our Board of Directors in February 2021. He is a founding member of the executive management team and previously served on the Board of Directors from 2008 to 2017.  He served in several roles at Live Oak Bank including as President, Chief Risk Officer, Chief Lending Officer and Chief Credit Officer.  After retiring from the Board in November 2017, Mr. Lucht continued to serve in several roles with the Bank most recently as Executive Vice President of Credit, until his retirement from employment in December 2020.  Before joining the Bank’s predecessor in May of 2007, Mr. Lucht held executive positions with several different banking institutions, including Chief Credit Officer and Executive Vice President for First Merit Bank, Akron, Ohio, where he was responsible for leading a turnaround in credit culture and performance of the $10.5 billion bank. Prior to First Merit, Mr. Lucht served as Senior Credit Officer of National City Bank, Cleveland, Ohio. A native of Ohio, Mr. Lucht began his banking career with National City Bank in 1985 after graduating from Kent State University with his Master’s in Business Administration. He obtained his undergraduate Bachelor of Science degree in Marketing at Miami University in Ohio. Mr. Lucht helped design the Bank’s approach to the identification and management of credit risk.  He has helped to positively shape the corporate culture of the Company since inception, and his leadership and executive management experience, which has contributed to our success to date, qualifies him to serve as a member of our Board of Directors.

James S. Mahan III.  Mr. Mahan is the Company’s founder, Chief Executive Officer and Chairman of the Board of Directors. Mr. Mahan is also a managing partner and co-founder of Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies. Mr. Mahan currently serves on the board of directors for Apiture, Inc., a joint venture between Live Oak Banking Company and First Data Corporation, and DefenseStorm, Inc., a cloud-based cyber security firm. Mr. Mahan is also co-founder of nCino, Inc., a cloud-based banking software built on the Salesforce platform, Finxact, Inc., the cloud-native core-as-a-service platform, and Payrailz, Inc., a digital payment company. Prior to starting Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank. Under his leadership, S1 Corporation grew to become a $234 million software and services provider in only six years, averaging more than 200 percent growth year over year. At its peak, S1 had a market capitalization of over $6 billion. During his term as Chief Executive Officer, Mr. Mahan was ranked as one of the 10 Most Influential Personalities in Financial Services by FutureBanker magazine. Prior to founding Security First Network Bank and S1 Corporation, Mr. Mahan launched Cardinal Bancshares, where he served as Chairman and Chief Executive Officer. Mr. Mahan built Cardinal into an institution with approximately $675 million in total assets and took the company public in 1992. Before launching Cardinal, Mr. Mahan spent several years with Citizens Union National Bank & Trust Co., serving as President, Chief Operating Officer and Vice Chairman and becoming Chairman and Chief Executive Officer in 1984. In 1986, Mr. Mahan formed an investment group that purchased Citizens Union and subsequently sold it to BankOne Corp. of Columbus, Ohio. Mr. Mahan began his career in 1973 at Wachovia Bank & Trust Co. in Winston-Salem, NC, after graduating with a Bachelor’s degree in Economics from Washington & Lee University in Lexington, Virginia. As the Company’s founder, Chief Executive Officer and Chairman, Mr. Mahan brings valuable perspective and experience which qualifies him to serve as a member of the Board of Directors.

Miltom E. Petty.  Mr. Petty has served as a member of our Board of Directors since August 2010. He chairs our Audit Committee. Mr. Petty currently serves as Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as its Chief Financial Officer for 45 years. Since August 2013, Mr. Petty has served as a director of Trust Company of the South. Mr. Petty graduated with a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. He has held an active CPA license from the State of North Carolina for over 40 years. We believe Mr. Petty’s experience serving as the Chief Financial Officer and now the Executive Vice President of Carolina Hosiery Mills, Inc., including his familiarity with accounting standards and ability to serve as an Audit Committee financial expert, brings important skills and qualifies him to serve on our Board of Directors.

Neil L. Underwood.  Mr. Underwood has served as a member of our Board of Directors since 2008, and previously served as President until November 2023. Mr. Underwood is a general partner and co-founder of Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division. S1, since acquired by ACI Worldwide, Inc., built and deployed financial services systems such as online banking, payments and mobile solutions to over 3,000 financial institutions worldwide. Before S1, Mr. Underwood played a key role in launching the Americas division of Brokat Technologies AG, a global financial services software supplier based in Stuttgart, Germany. Acting as Chief Operating Officer, he was responsible for Retail and Wholesale Banking solutions for the Americas. Mr. Underwood came to Brokat as a principal of Transaction Software, which was acquired by Brokat in May of 1999. While at the Bank, Mr. Underwood co-founded nCino, a cloud-based bank operating system now serving over 200 financial institutions globally.  Through the venture arm of the Company, Mr. Underwood has incubated and helped raise capital for companies focused on digital bank transformation such as Finxact Inc., Payrailz, LLC, DefenseStorm, Inc. and Greenlight Financial Technologies, Inc.  In 2017, Mr. Underwood co-founded Apiture, a joint venture between the Bank and First Data Corporation, serving as a cloud-native omni-channel onboarding and servicing platform. Mr. Underwood currently serves on the board of directors of Live Oak Bank, DefenseStorm, Inc., Apiture, Inc., Greenlight Financial Technologies, Inc., Able AI, Inc., Notarize, Inc., Posh Technologies, Inc., Camp Schreiber Foundation and Asset Class Limited. A native of Miami, Florida, Mr. Underwood holds a Bachelor of Science Degree in Industrial Engineering from the Georgia Institute of Technology. Mr. Underwood’s experience in the technology sector, coupled with a talented approach to management and resource utilization, makes him well suited to serve as a member of our Board of Directors.

Yousef A. Valine. Mr. Valine was appointed as a member of our Board of Directors in September 2022. He has 39 years of broad experience in financial services which include 24 years at Wachovia and 13 years at First Horizon Corporation. Mr. Valine’s leadership and expertise span all aspects of credit, market and operational risk management, regulatory relations, management and board governance, Community Reinvestment and Bank Secrecy Acts, operations, information technology, treasury services, finance and mergers and acquisitions. He has served as Chief Operating Officer, Chief Risk Officer and Merger Executive at First Horizon. Prior to joining First Horizon, Mr. Valine held progressively senior roles at Wachovia, including Chief Operating Officer of the Risk Management Division. We believe Mr. Valine’s depth of executive experience in banking and financial services, including risk management, qualify him to serve on our Board of Directors.

William L. Williams III.  Mr. Williams is the Vice Chairman of our Board of Directors and one of the original founders of the Bank. He currently serves as Executive Vice President of the Company and the Bank. Prior to starting at Live Oak Bank, Mr. Williams spent 19 years in corporate banking at Wachovia Bank & Trust Co. and worked for 14 years at Vine Street Financial doing SBA lending. Mr. Williams began his banking career in 1973 at Wachovia, where he worked with Wachovia Services, Inc., then Wachovia Regional Corporate Lending, calling on and lending to mid-market regional companies. In 1987, he relocated to Wilmington, North Carolina, where he managed the Wachovia Corporate Lending group for the three-county area of Southeastern North Carolina. In 1992, he re-joined Mr. Mahan at Cardinal Bancshares as they began Vine Street Financial, a niche SBA lending division of Vine Street Trust Company. Mr. Williams held several positions within this group including President and Senior SBA lender. Through a series of mergers/acquisitions, Vine Street Financial became a division of BB&T, where Mr. Williams served as a senior SBA lender, resigning in May of 2007 to found Live Oak Bank’s predecessor. Mr. Williams currently serves on the Board of Trustees for Elon University. Mr. Williams graduated in 1973 from the University of North Carolina at Chapel Hill with a B.S. degree in Business Administration. Mr. Williams’ over 40 years of corporate banking experience, including deep experience in the SBA lending sector and his involvement as a founder and organizer of our Company, make him uniquely qualified to serve as Vice Chairman of our Board of Directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board of Directors (the “Board”) has a chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer (“CEO”) will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and CEO are both held by James S. Mahan III.  The Board believes that the Company’s CEO is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy. The Board has not appointed a lead independent director at this time.
Board’s Role in Risk Management
Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face, including development of controls and processes to identify, assess, and monitor risks. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs. The Board seeks to integrate risk management with the Company’s overall business strategy and corporate culture.
The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of the boards of the Company and/or the Bank. Those committees include our Audit Committee, Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The role of each committee and its risk oversight responsibilities is described under the heading “Committees of the Board of Directors.” In November 2023, the former Audit and Risk Committee was reorganized into two separate committees, consistent with peer financial institutions of our size. We believe this new committee structure will enhance the Company’s risk management oversight. Where applicable, any references to the Audit Committee or the Risk Committee prior to November 2023 in this Proxy Statement refer to the Audit and Risk Committee.

The Board and its committees review and approve policies to address and mitigate significant risks facing the Company, including credit risk, interest rate risk, liquidity risk, operational risk, compliance risk, and strategic risk, among others. The Board also regularly receives reports from the Company’s risk management and internal audit departments, as well as third parties the Company engages to assist in its risk management processes.
We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.
Management Succession Planning
In addition to overseeing the overall performance of our management, our Board of Directors also oversees management succession planning.  The Company has a formal Management Succession Policy, which would be implemented in the event of an unplanned absence affecting a key management position of the

Company or the Bank, including that of our Chief Executive Officer.  The Company’s Management Succession Policy is reviewed and evaluated by the Board of Directors at least once per calendar year.
Cybersecurity
We maintain a cybersecurity risk management program that is designed to enable us to assess, identify, and manage risk associated with cybersecurity threats. Assessing, identifying, and managing cybersecurity risks is integrated into our overall risk management framework. Our information security team works closely with stakeholders across technology, legal, risk, and business units to implement and monitor controls.

Managing cybersecurity risk is a key focus for the Board of Directors and management. We provide our employees with quarterly information security training. The Company seeks to ensure effective governance in managing risks associated with cybersecurity threats. The Risk Committee is responsible for the oversight of risks from cybersecurity threats. Where appropriate, strategic risk management decisions are escalated to the Risk Committee, and the Risk Committee receives periodic reports on cybersecurity matters from management.

The Chief Information Security Officer (“CISO”) of the Bank and a standing management Information Security Committee monitor, measure, and report key indicators, risk assessments, and security measures to the management Corporate Risk Committee. The CISO, in conjunction with the Corporate Risk Committee, makes quarterly reports to the Risk Committee of the Board. This quarterly reporting may include, but is not limited to, key metrics and risk indicators, penetration test results, risk assessment results, status of ongoing initiatives, incident and notable event reports, compliance with regulatory standards, and operational issues.

The CISO periodically informs the Information Security Committee, Corporate Risk Committee, and the Board Risk Committee of cybersecurity risks and incidents. This enables the highest level of management to be kept abreast of the Company’s cybersecurity posture and potential risks facing the Company. Furthermore, significant cybersecurity matters are escalated to the Board Risk Committee, where appropriate.

The Company engages a third party to audit its information technology function, which includes an assessment of the Company’s cybersecurity efforts. The Company also maintains cybersecurity insurance; however, the costs related to cybersecurity threats or disruptions may not be fully insured. Additionally, the Company engages third parties to perform penetration tests on an annual basis. The Company also periodically engages third parties for assessments of specific products, services, or applications. The Company leverages various software and service providers, including a managed security service provider and a service provider that helps monitor third-party suppliers. The Company also receives periodic threat intelligence reports from vendors, peers, and industry information sharing and analysis centers. The Company maintains a relationship with a leading incident response firm to assist the Company in responding to cybersecurity incidents, if appropriate.
Code of Ethics and Conflict of Interest Policy
The Board of Directors has adopted a Code of Ethics and Conflict of Interest Policy which applies to our directors and executive officers, and, among other things, is intended to promote:
•honest and ethical conduct;
•ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make;
•compliance with laws, rules and regulations;
•prompt internal reporting of violations of the Code of Ethics and Conflict of Interest Policy to the Audit Committee; and

•accountability for adherence to the Code of Ethics and Conflict of Interest Policy.
A copy of the Code of Ethics and Conflict of Interest Policy is posted in the investor relations section of the Company’s website at www.liveoakbank.com.

Corporate Governance Guidelines

The Company maintains Corporate Governance Guidelines, which are posted in the investor relations section of the Company’s website at www.liveoakbank.com.
Director Independence
With the exception of Messrs. Mahan, Underwood, and Williams, each member of the Company’s Board of Directors is “independent” as defined by NYSE listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination, the Board considered certain transactions with directors.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.
Director Relationships
With the exception of Ms. Glossman, who currently serves as a director of Roadzen, Inc., Burlingame, California, no other director is a director or nominee of a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.
There are no family relationships among the Company’s directors and executive officers.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. The committee has formulated the following qualifications for director candidates:
•having a basic knowledge of the banking industry, the financial regulatory system, and the laws and regulations that govern the operation of the Company;
•a willingness to put the interests of the Company ahead of personal interests;
•exercising independent judgment and actively participating in decision making;
•having an inquiring and independent mind, practical wisdom, and sound judgment;
•a willingness to avoid conflicts of interest;
•having a background, knowledge, and experience in business or another discipline to facilitate oversight of the Bank;
•a willingness and ability to commit the time necessary to prepare for and regularly attend Board and committee meetings; and
•equity ownership in the Company.
The committee also considers diversity of experience in selecting candidates for director.
The Company’s Bylaws permit any shareholder of record to nominate candidates for director. Shareholders wishing to nominate a candidate for director must deliver a written nomination to our Corporate Secretary not less than 120 days prior to the meeting of shareholders at which time nominees will be considered for election to the Board of Directors. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).

Board Diversity
The Company’s diversity, equity, and inclusion initiatives are both internally and externally focused.  These initiatives involve engagement, awareness, training, accountability, education, and communication, and the Company believes that diversity on the Board of Directors is an important component of this overall commitment.  The Nominating and Corporate Governance Committee has responsibility for recommending which nominees should stand for election to the Board of Directors each year, and the committee considers diversity in selecting nominees for director. There are currently ten members of the Board of Directors, of which one member, Dr. Bradford, is African-American, one member, Mr. Valine, is Middle Eastern, and two members, Dr. Bradford and Ms. Glossman, are women.  Ms. Glossman currently chairs the Nominating and Corporate Governance Committee.  The table below contains information regarding the diversity of our current Board of Directors.

Board Diversity Matrix (As of March 22, 2024)

Total Number of Directors		10

Part I: Gender Identity	Female	Male
Directors	2	8

Part II: Demographic Background
African American or Black	1	0
Middle Eastern	0	1
White	1	7

Board Skills and Experience

The Company’s Board of Directors has a mix of skills and experience that we believe are relevant to our long-term strategy and success. Members of our Board of Directors are leaders in their respective fields and bring diverse perspectives, experiences, and tenure to the organization.

Board Skills Matrix

Accounting/Financial Reporting	Banking and Financial Services	Compensation and Benefits
3 out of 10 directors	10 out of 10 directors	6 out of 10 directors

Cybersecurity	Digital Innovation and FinTech	Marketing
2 out of 10 directors	4 out of 10 directors	2 out of 10 directors

Meetings of the Board of Directors
There were seven meetings of the Board of Directors during 2023.  All of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2023.  Although we do not have a formal written policy with respect to directors’ attendance at our Annual Meeting, we generally encourage all directors to attend.  All of our incumbent directors who were on the Board of Directors at that time attended our last Annual Meeting in May 2023.

Executive Sessions of Independent Directors

Our independent directors meet in executive sessions. There is no formal process for determining the presiding director of these sessions. The committee chairs generally control the portions of the executive sessions applicable to their committees.
Committees of the Board of Directors
Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has four permanent committees: the Audit Committee, the Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board that sets out the committee’s duties and responsibilities. We believe that each member of these committees is an “independent director” as that term is defined by NYSE listing standards. Copies of the charters of each of these committees are posted in the investor relations section of the Company’s website at www.liveoakbank.com.
In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

Information about each of the permanent committees of the Board follows:
Audit Committee. In November 2023, the former Audit and Risk Committee was reorganized into two separate committees, consistent with similar financial institutions of our size. The current members of the Audit Committee are Miltom E. Petty, Chair; Tonya W. Bradford; William H. Cameron; Diane B. Glossman; and Yousef A. Valine. The former Audit and Risk Committee met twelve times during 2023.  Following the reorganization of the Audit and Risk Committee in November 2023, the Audit Committee met two times during 2023. The Audit Committee is responsible for the following, among other things:
•selecting and retaining an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements;
•setting the compensation of, overseeing the work done by and terminating, if necessary, the Company’s independent auditors;
•selecting, retaining, compensating, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;
•approving all audit engagement fees and terms;
•pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms;
•establishing policies and procedures for the pre-approval of permitted services by the Company’s independent auditors and other registered public accounting firms on an ongoing basis;
•annually evaluating the qualifications, performance, and independence of the Company’s independent auditors;
•reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;
•reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;
•reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies;
•reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;
•selecting and retaining services of internal audit providers, if outsourced, and conducting annual performance reviews of in-house internal audit providers;
•reviewing and discussing with management and the Company’s independent auditors the Company’s earnings press releases;

•establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;
•reviewing, approving, and overseeing any transactions with related persons that are required to be disclosed under SEC regulations (other than compensation arrangements reviewed and approved by the Compensation Committee or appropriate subcommittee) (see “Certain Relationships and Related Person Transactions”); and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
The Board of Directors has determined that Mr. Petty and Ms. Glossman are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.
Risk Committee. The current members of the Risk Committee are Diane B. Glossman, Chair; Tonya W. Bradford; William H. Cameron; Miltom E. Petty; and Yousef A. Valine. Following the reorganization of the Audit and Risk Committee in November 2023, the Risk Committee met one time in 2023. The Risk Committee is responsible for the following, among other things:
•approving the Company’s risk management framework and periodically reviewing and evaluating the adequacy and effectiveness of such framework;
•approving a statement or statements defining the Company’s risk appetite, monitoring the Company’s risk profile and providing input to management regarding the Company’s risk appetite and risk profile;
•receiving from members of management, and other officers or employees as appropriate, periodic reports on, and reviews of, the Company’s risk management framework and risk management programs and their results;
•discussing with management the Company’s major risk exposures and reviewing the steps management has taken to identify, monitor and control such exposures;

•overseeing management’s implementation and management of, and conformance with, the Company’s significant risk management policies, procedures, limits, and tolerances;

•reviewing the adequacy of the Company’s risk management function and ensuring that senior-level risk management officers have sufficient stature, authority, seniority, and resources to carry out their responsibilities;

•reviewing and overseeing the Company’s policies, procedures, and programs designed to promote and maintain legal and regulatory compliance; and

•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee. The current members of the Compensation Committee are William H. Cameron, Chair; Tonya W. Bradford; Diane B. Glossman; and Glen F. Hoffsis. The Compensation Committee met six times during 2023.  The Compensation Committee is responsible for the following, among other things:
•reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation level based on this evaluation;
•reviewing and approving the compensation of all other executive officers;
•reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending such plans for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans;
•administering the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•reviewing, approving, and administering policies with respect to the recovery of incentive-based compensation, including monitoring and overseeing compliance with the requirements of applicable SEC regulations and NYSE listing standards;
•reviewing, approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;
•reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation;
•reviewing and approving the proposals regarding the shareholder advisory votes on executive compensation and the frequency of the shareholder advisory votes on executive compensation to be included in the Company’s Proxy Statement;
•reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;
•reviewing and approving compensation disclosures required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Diane B. Glossman, Chair; William H. Cameron; and Glen F. Hoffsis. The Nominating and Corporate Governance Committee met two times during 2023.  The Nominating and Corporate Governance Committee is responsible for the following, among other things:
•determining the qualifications, qualities, skills, and other expertise required to be a director and developing criteria to be considered in selecting nominees for director (the “Director Criteria”);
•identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
•recommending to the Board the nominees to be submitted to a shareholder vote at the Annual Meeting;
•if a vacancy on the Board occurs, identifying, selecting and recommending to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board;
•developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;
•reviewing and approving the disclosures regarding corporate governance, the operations of the committee and director independence required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s Bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.
Compensation Committee Interlocks and Insider Participation
None of the current members of our compensation committee is or has been an officer or employee of our Company.  None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or as a director of any entity that has one or more executive officers serving on our compensation committee or our Board of Directors.
Executive Compensation Clawback Policy

The Board has adopted a Clawback Policy intended to comply with the final clawback rules adopted by the SEC pursuant to Section 10D and Rule 10D-1 of the Exchange Act, and the related NYSE listing requirements (together, the “Final Clawback Rules”). The Clawback Policy requires the Company to recover reasonably promptly any erroneously awarded incentive-based compensation received by current and former executive officers (as defined in the Clawback Policy) of the Company in the event that the Company is required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recoup from current or former executive officers erroneously awarded incentive-based compensation received within a look-back period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The policy applies to incentive compensation received by covered executive officers on or after October 2, 2023. A copy of the policy was filed as Exhibit 97 to our Annual Report on Form 10-K, filed with the SEC on February 22, 2024.

Indebtedness of and Transactions with Management
The Bank and its subsidiaries have had, and expect to have in the future, banking, investment advisory, and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates.  All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the Bank and its subsidiaries, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Audit Committee, pursuant to its charter, is responsible for reviewing and approving transactions with related persons (as defined in Item 404 of SEC Regulation S-K). In the course of its review and approval of a related person transaction, the Audit Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:
•the nature and amount of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•any other matters the Audit Committee deems appropriate.
The Board of Directors and its committees may also, in their discretion, review transactions involving the Company’s directors, executive officers, holders of 5% or more of our capital stock, or any of their immediate family members, that do not necessarily qualify for disclosure as related person transactions under the securities laws.
Set forth below is a description of certain relationships and transactions between the Company on the one hand, and any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediate family on the other hand:
Medical Park Hotels, LLC

Medical Park Hotels, LLC (“Medical Park Hotels”) owns a hotel in the Wilmington, North Carolina area. Mr. Williams, our EVP and Vice Chairman and a member of our Board of Directors, is a managing member of Medical Park Hotels and holds a 20% equity interest. Mr. Cameron, a member of our Board of Directors, holds a 4% direct interest and approximately 3.2% indirect interest in Medical Park Hotels. The Bank paid approximately $128,217 to Medical Park Hotels in 2023 for room rentals to house employees, recruits, and other business associates when visiting the Wilmington, NC area. Employees and other associates are permitted to choose a hotel subject to the Company’s standard expense reimbursement policies, and the rates that the Bank paid to Medical Park Hotels are discounted from the hotel’s standard rates. The Bank expects to continue renting rooms at the hotel from time to time in 2024 for employees, recruits, and other business associates.

Canapi Ventures
Canapi Advisors, LLC (“Canapi Advisors”) a wholly owned subsidiary of the Company, provides investment advisory services to Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies.
The Company committed to invest up to $17.0 million in Canapi Ventures Fund, L.P. and Canapi Ventures SBIC Fund, L.P. (the “Canapi Funds I”). In April 2019, Mr. Mahan, our Chairman and Chief Executive Officer, and Mr. Underwood, former President of Live Oak Bancshares and a member of our Board of Directors, each committed to invest up to $1.0 million in the Canapi Funds I. Total capital commitments to the Canapi Funds I, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $654.1 million as of December 31, 2023.
The Company committed to invest up to $15.5 million in Canapi Ventures Fund II, L.P. and Canapi Ventures SBIC Fund II, L.P. (the “Canapi Funds II”). In May 2022, Mr. Mahan, our Chairman and Chief Executive Officer, committed to invest up to $1.0 million, and Mr. Underwood, former President of Live Oak Bancshares and a member of our Board of Directors, committed to invest up to $3.0 million in the Canapi Funds II. Total capital commitments to the Canapi Funds II, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $753.4 million as of December 31, 2023.

Immediate Family Members Employed by the Bank
The Bank employs several relatives of directors and executive officers, including four employees who were paid or earned compensation exceeding $120,000 in the aggregate during 2023.  These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.  These family members are adults who do not share the home of the director or executive officer, and the related director or executive officer does not have an interest in the family member’s compensation. None of these employees are executive officers of the Company.
William L. Williams IV, the son of William L. Williams III, our EVP and Vice Chairman and a member of our Board of Directors, received total cash compensation in 2023 of $277,789, and an award of 1,129 restricted stock units, or RSUs, with a grant date fair value of $41,163.  James J. Hughes, the son-in-law of Miltom E. Petty, a member of our Board of Directors, received total cash compensation in 2023 of $231,422, and an award of 2,702 RSUs with a grant date fair value of $98,515.  Rebecca W. Wade, daughter of David Lucht, a member of our Board of Directors, received total cash compensation in 2023 of $102,265, and an award of 675 RSUs with a grant date fair value of $24,611.  The RSU awards for Messrs. Williams, Hughes and Ms. Wade vest pro rata over five years.  Peter Underwood, the brother of Neil L. Underwood, former President of the Company and a member of our Board of Directors, received total cash compensation in 2023 of $355,008.
We regard each of the above team members as a highly educated, trained and competent team member, and we believe these employment relationships are beneficial to the Company and its shareholders.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.

Name	Age	Position	Business Experience

James S. Mahan III	72	Chairman and CEO	Chairman of the Board and Chief Executive Officer of the Company and the Bank since inception. Prior to joining, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank.

Micah S. Davis	47	Chief Marketing and Communications Officer Live Oak Banking Company	Chief Marketing and Communications Officer of the Bank since July 2021, Chief Marketing Officer from 2016 to 2021, Marketing Director from 2012 to 2016. Mr. Davis leads the marketing and communications strategies for the Bank and its subsidiaries. Since joining in 2012, Mr. Davis has built an internal marketing team and in-house creative agency supporting the Bank’s multi-channel marketing efforts and go-to-market strategies for new subsidiaries. Prior to joining, Mr. Davis spent eight years working in various design and marketing roles within Bank of America’s sponsorships, brand, and digital marketing teams. Before his time at Bank of America, Mr. Davis was an entrepreneur, founding three companies in retail and media.

Renato Derraik	52	Chief Information and Digital Officer Live Oak Banking Company	Chief Information and Digital Officer of the Bank since June 2021. Prior to joining the Bank, Mr. Derraik was the Chief Digital Officer at Ally Financial Inc., overseeing Ally’s digital innovation and transformation activities. His over 25-year career includes driving large-scale digital, agile, and operating model transformations for Fortune 500 companies including Ally and Sprint, as well as being an expert partner at McKinsey & Company where he served clients across the globe on technology and digital transformations for 15 years.

William C. Losch III	54	President	President of the Bank since August 2023 and of the Company since November 2023; Chief Financial Officer of the Company and Bank from 2021 to 2023 and Chief Banking Officer of the Company and Bank from 2022 to 2023. Prior to joining, Mr. Losch was the Chief Financial Officer at First Horizon Corporation, leading its financial activities, which included treasury, accounting controls, tax, financial planning, strategic planning, investor relations, corporate development, mergers and acquisitions, procurement, corporate properties, and First Horizon Ventures. Prior to his role at First Horizon Corporation, Mr. Losch held progressively senior roles at First Union Corporation and Wachovia Bank & Trust Co. and served as a senior vice president and chief financial officer for the general bank at Wachovia Corporation, the largest of the corporation’s four major business lines.

Stephanie A. Mann	49	Chief Strategy Officer	Chief Strategy Officer of the Company and the Bank since July 2022; Corporate Strategy & Development Officer of the Bank from 2019 to 2022. Ms. Mann currently serves on the board of directors for Leyline Renewable Capital, LLC, Kwipped, Inc., and Lakeside Partners, an affiliate of Good Shepherd Ministries. Ms. Mann has over 20 years of experience in advising companies on capital structure, growth strategy, M&A and capital raising. Prior to joining the Company, Ms. Mann was a Managing Director of investment banking at Citi where she advised Fortune 500 technology companies out of the New York and London offices. During her tenure at Citi, she worked on more than $125 billion of M&A transactions, including cross-border, leveraged buyout and joint ventures for public and private companies.

Walter J. Phifer	40	Chief Financial Officer	Chief Financial Officer of the Company and the Bank since January 2024. Mr. Phifer joined the Bank eight years ago, holding several financial roles for the Bank, the Company, and its subsidiaries, most recently serving as both Treasurer, since 2019, and Head of Financial Planning, since 2022 of the Company and the Bank. Prior to joining, Mr. Phifer spent six years working in various financial planning, accounting, and analytical management roles with Barclaycard. Before his time at Barclaycard, Mr. Phifer was a senior auditor with Deloitte based out of their Boston and Philadelphia offices.

Gregory W. Seward	48	Chief Risk Officer and General Counsel	General Counsel of the Company and the Bank since October 2015; Chief Risk Officer of the Company and the Bank since July 2022. Prior to joining, Mr. Seward spent the majority of his career as an attorney in the legal department of Capital One Financial Corporation, most recently leading a team of attorneys advising on a broad range of corporate and regulatory matters. Mr. Seward began his career as a corporate associate at Gibson Dunn & Crutcher LLP.

Steven J. Smits	57	Chief Credit Officer	Chief Credit Officer of the Company and the Bank since February 2015; joined the Company and the Bank in 2012. Mr. Smits is the former Associate Administrator for the Office of Capital Access at the U.S. Small Business Administration (the “SBA”). While at the SBA, he was responsible for managing and overseeing the agency’s programs and operations designed to expand access to capital for America’s small businesses. This included managing the agency’s $100 billion small business loan portfolio. Mr. Smits also played a critical role in implementing many of the provisions in the JOBS Act that was signed into law by President Obama in 2012.

Courtney C. Spencer	55	Chief Experience Officer	Chief Experience Officer of the Company and the Bank since 2022; Chief Administrative Officer of the Company and the Bank from 2019 to 2022; Head of Human Resources of the Company and the Bank from 2016 to 2018. Ms. Spencer has over 25 years of financial services and HR experience. Prior to joining, Ms. Spencer was a Human Resources Strategic Business Partner and Vice President of Budget and Management Reporting at Square 1 Bank (now Pacific Western Bank). Prior to her role at Square 1 Bank, Ms. Spencer served in a variety of finance and control positions at Wachovia Bank & Trust Co. and Wells Fargo & Company.

J. Wesley Sutherland	53	Chief Accounting Officer	Chief Accounting Officer of the Company and the Bank since 2014. Prior to joining, Mr. Sutherland was the founder and owner of an accounting and consulting firm, an audit partner in the financial institutions services group of the largest CPA firm based in the South and had served as the president of a $300 million mutual savings bank. Mr. Sutherland worked, earlier in his career, in the banking practices of two national accounting firms and served as a financial analyst for a Fortune 500 company.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Discussion and Analysis
The following discussion provides a description of our philosophy and decision-making process for compensating our NEOs in 2023. This discussion also describes the material components of our 2023 compensation program. This discussion should be read together with the compensation tables for our NEOs under the heading “Summary Compensation and Other Tables” beginning on page 39 of this Proxy Statement.
Our 2023 NEOs were:
James S. Mahan III, Chief Executive Officer
William C. Losch III, President, former Chief Banking Officer through August 25, 2023, and former Chief Financial Officer through December 31, 2023
Renato Derraik, Chief Information and Digital Officer, Live Oak Bank
M. Huntley Garriott, Jr., Former President, Live Oak Bank
Stephanie A. Mann, Chief Strategy Officer
Gregory W. Seward, Chief Risk Officer and General Counsel

Shareholder Advisory Votes on Named Executive Officer Compensation

At our 2023 annual meeting of shareholders, approximately 85.8% of the shares represented and entitled to vote on the matter voted to approve, on an advisory basis, the compensation of our named executive officers. The Board and the Compensation Committee of our Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”) consider the result of the Say-on-Pay vote in determining the compensation of our executive officers, including our named executive officers. Based on the level of support for our executive compensation philosophy, program and practices demonstrated by the result of last year’s Say-on-Pay vote, among other factors, the Board and the Committee determined not to implement significant changes to the structure of our executive compensation program for 2023.

We value the opinions of our shareholders. Shareholder feedback, including through direct discussions and prior advisory shareholder votes, is reported to the Board and the Committee throughout the year. Our goal is to be responsive to our shareholders and ensure we understand and address their concerns and observations. The Board and the Committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal No. 3 in this Proxy Statement), as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

In addition, consistent with the recommendation of the Board and the preference of our shareholders as reflected in the nonbinding shareholder advisory vote on the frequency of future Say-on-Pay votes held at our 2019 annual meeting of shareholders, we conduct Say-on-Pay votes on an annual basis.

Key 2023 Business and Financial Highlights
We are a financial holding company and the parent company of the Bank.  We continue to focus on our mission to be America’s small business bank and achieved key accomplishments across our business in 2023. As the year progressed, we gained financial performance momentum and delivered yet another year of solid growth.

Financial highlights for 2023 included the following:
•Total assets of $11.27 billion at December 31, 2023.
•Total loans and leases increased $1.12 billion, or 14.2%, to $9.02 billion at the end of 2023, supported by loan originations of $3.95 billion in 2023.
•Total deposits increased by $1.39 billion, or 15.6%, to $10.28 billion at the end of 2023.
•Net income decreased $102.3 million, or 58.1%, from $176.2 million, or $3.92 per diluted share, to $73.9 million, or $1.64 per diluted share. The decrease was primarily attributable to significant one-time gains in 2022 from the sale of two equity method investments.
•In the second consecutive year of continued Federal Reserve rate increases, net interest margin declined to 3.35% for 2023 as compared to 3.87% for 2022. The decline in net interest margin was outpaced by 2023 loan growth which largely drove an increase in net interest income of $17.8 million, or 5.4%.
•The provision for loan and lease credit losses increased $10.4 million, largely the result of significant held for investment loan growth combined with charge-off experience impacts.

Our guiding principles are soundness, profitability, and growth – in that order. Throughout 2023, we believe that we adhered to those principles during an eventful year for the Company and for the broader industry. Notable events during the year included the following:

•Management’s response to a challenging environment in the financial services industry in 2023, which was precipitated by high-profile bank failures that generated significant market volatility among publicly traded bank holding companies and negatively impacted customer confidence in the banking system;
•Additional regulatory requirements associated with the Company and the Bank first exceeding $10 billion in total assets during the first quarter of 2023; and
•Mr. Losch’s transition to President of the Bank in August 2023, and of the Company in November 2023, and the associated transition of the Chief Financial Officer role.
General Compensation Philosophy
We, and our subsidiaries, partner with businesses that share a groundbreaking focus on service and technology to redefine banking.  Our mission is to be America’s small business bank.  The Committee and our leadership team believe strongly that delivering on this mission will build long-term shareholder value, and the Committee has designed a compensation program intended to motivate employees, and particularly our leadership team, to successfully execute this mission.
The Committee believes that the most effective incentive compensation programs strive to achieve the following objectives:
•align compensation with responsibilities and performance;
•align employees’ interests with those of our shareholders;
•motivate performance toward the achievement of business objectives;
•clearly communicate compensation policies and structures to employees;
•motivate behaviors to increase long-term profitability while maintaining a focus on credit quality and underwriting standards; and
•attract and retain talent and build leadership succession within business units.

Role of the Compensation Committee
The Committee is responsible for annually reviewing the performance of the CEO and reviews all compensation and equity awards to executive officers.  The Committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the CEO for the executive officers other than the CEO. The Committee operates under a written charter that it reviews at least once per calendar year to ensure that the scope of the charter is consistent with the Committee’s role.
Role of the Executive Officers
The CEO provides the Committee with his recommendation for overall compensation for all executive officers other than himself. The Committee determines the level of compensation for the CEO. Due to the factors discussed below, the amount and type of compensation the Committee has determined to provide to Mr. Mahan has been largely unchanged since we completed our initial public offering (“IPO”) in July 2015.
Key 2023 Compensation Highlights
➢    Mr. Mahan received a base salary, perquisites, and other benefits for 2023.  Mr. Mahan’s salary has not materially increased since we completed our IPO.  Due to his long-standing and substantial stock ownership in the Company, the Committee believes Mr. Mahan’s interests are aligned with those of our shareholders to a substantial degree and has not awarded Mr. Mahan any equity-based awards since the IPO.
➢    None of our NEOs received a discretionary cash bonus for the 2023 performance year.  See “2023 Discretionary Cash Bonus” below for more details.
➢    Messrs. Losch, Derraik, and Seward and Ms. Mann each received restricted stock unit (“RSU”) awards that vest pro rata over five years. The RSUs granted to each of them in February 2024 were based on the Committee’s review of Company and individual performance during 2023. Mr. Losch also received an RSU award in February 2024 in recognition of his promotion to President of the Company and the Bank, which vests pro rata over five years beginning on August 25, 2024, the first anniversary of his promotion to President of the Bank. See “2023 RSU Awards” below for more details on these RSUs.
➢    Our NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.
2023 Compensation Program
The Committee seeks to align management’s incentives with the long-term interests of our shareholders by designing incentive compensation to reward corporate performance.  When approving compensation for the 2023 performance year for our NEOs, the Committee reviewed key financial measures and performance related to our strategic plan and financial results.  When it considered the base salary and any equity-based awards for the NEOs, the Committee’s evaluation of our performance was more subjective in nature than objective without specific financial targets, objectives, or time periods under review.  The Committee also had the goal of attracting and retaining its talented NEOs through the compensation program.  In February 2024, the Committee determined to award RSUs based on its review of Company and individual performance during 2023.  The Committee did not target any specific mix or percentage of compensation components and believes that the overall mix of 2023 compensation components for the NEOs, including base salary that provided fixed pay and awards of RSUs to Messrs. Losch, Derraik, and Seward, and Ms. Mann, each of which will vest pro rata over a five-year period, appropriately motivated the NEOs and aligned their interests with the long-term interests of shareholders.

Base Salaries.  We aim to provide our NEOs with a base salary that is commensurate with similar financial institutions and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.  The base salaries are intended to compensate our NEOs for the day-to-day services performed for us.  When setting base salaries for our executive officers, the Committee considers the scope of the officer’s role and the officer’s ability to contribute to our success.  The Committee also considers length of service as well as other forms of compensation awarded.  For executive officers other than the CEO, the Committee takes into account the CEO’s input and recommendations. After considering these factors, the Committee increased 2023 base salaries for Messrs. Losch, Derraik, and Seward, and Ms. Mann. In the case of Messrs. Losch and Seward and Ms. Mann, the Committee specifically considered that each of these officers took on expanded duties and responsibilities beginning in July 2022. Mr. Mahan’s 2023 base salary was unchanged from 2022. Prior to the termination of his employment in August 2023, Mr. Garriott’s 2023 base salary was unchanged from 2022.
2023 Discretionary Cash Bonus.  In February 2024, the Committee reviewed our performance for 2023. Based on overall Company performance that was largely driven by industry challenges that negatively impacted performance, the Committee determined not to award a discretionary cash bonus to any NEO.
Equity Compensation.  At various times, the Committee awards incentive compensation to our NEOs in the form of equity-based compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value.  The Committee also uses these awards to attract and retain its NEOs.  Grants are not made on a pre-determined schedule but are typically made during an open trading window under our Insider Trading Policy.

2023 RSU Awards.  In February 2024, the Committee reviewed both Company and individual performance during 2023. The Committee specifically considered the financial highlights and events under the heading “Key 2023 Business and Financial Highlights” above. The Committee determined to grant RSU awards that vest pro rata over five years for each of our NEOs other than Mr. Mahan and Mr. Garriott. The Committee has not awarded Mr. Mahan any equity-based awards since the Company’s IPO, and Mr. Garriott’s employment with the Bank was terminated in August 2023. Mr. Losch received an award of 55,082 RSUs with a grant date fair value of $2,170,231. The Committee determined to grant this award based upon Mr. Losch’s strategic leadership of the Company and the Bank in his role as both Chief Financial Officer and as President navigating industry disruption while building financial performance momentum. Mr. Derraik received an award of 21,281 RSUs with a grant date fair value of $838,471. The Committee determined to grant this award based upon Mr. Derraik’s continued leadership successfully designing and delivering a future state architecture and technology roadmap aligned with the Company’s strategic priorities. Mr. Seward received an award of 13,770 RSUs with a grant date fair value of $542,538. The Committee determined to grant this award based upon Mr. Seward’s performance as Chief Risk Officer and General Counsel leading our risk management function during a challenging year for the industry while the Company crossed the $10 billion threshold for total assets and providing critical advice supporting our business operations. Ms. Mann received an award of 11,266 RSUs with a grant date fair value of $443,880. The Committee determined to grant this award based upon Ms. Mann’s demonstrated commitment to the Company’s strategic and innovation objectives in 2023, including managing our venture investments and incubating new business strategies. Mr. Losch also received an award of 250,000 RSUs with a grant date fair value of $9,862,500. The Committee determined to grant this award based upon Mr. Losch’s promotion to President of the Company and the Bank and the Committee’s desire to motivate and retain him over a long-term horizon.
Set forth below is additional information regarding our equity compensation plans that were in effect or under which awards were outstanding in 2023.

2015 Omnibus Stock Incentive Plan. Our shareholders approved the 2015 Omnibus Stock Incentive Plan, as amended and restated effective May 24, 2016, at the 2016 Annual Meeting.  At the 2018, 2021, and 2023 Annual Meetings, our shareholders approved amendments to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan.  We refer to the 2015 Omnibus Stock Incentive Plan, as amended and currently in effect, as the “2015 Omnibus Stock Incentive Plan.”  The original 2015 Omnibus Stock Incentive Plan was approved by our shareholders at the 2015 Annual Meeting.  The 2015 Omnibus Stock Incentive Plan replaced the 2008 Incentive Stock Option Plan, the Restricted Stock Plan and the 2008 Nonstatutory Stock Option Plan (collectively, the “Prior Plans”). The aggregate number of shares of our voting common stock that may be issued pursuant to the 2015 Omnibus Stock Incentive Plan is currently 13,750,000, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of incentive stock options, non-qualified stock options, restricted stock, RSUs or stock appreciation rights.  As of December 31, 2023, there were a total of 2,904,799 shares of our voting common stock reserved for issuance pursuant to awards under the 2015 Omnibus Stock Incentive Plan and the Prior Plans.
2008 Incentive Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Incentive Stock Option Plan, or the 2008 Plan.
Options granted under the 2008 Plan were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or the Code. Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the 2008 Plan was to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.
The 2008 Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Plan.
2008 Nonstatutory Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Nonstatutory Stock Option Plan, or the 2008 Directors’ Plan.
Options granted under the 2008 Directors’ Plan do not qualify as “incentive stock options” within the meaning of Section 422 of the Code. The purpose of the 2008 Directors’ Plan is to encourage the continued participation of members of our Board of Directors, to align the interests of directors with those of shareholders and to facilitate the recruitment of new members of the Board of Directors as necessary or desirable.
The 2008 Directors’ Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Directors’ Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Directors’ Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Directors’ Plan.
Severance Benefits
We do not have employment agreements in place with any executive officer, and any severance benefits are negotiated on an individual basis.

On September 26, 2023, the Company and Mr. Garriott, former President of the Bank, entered into a Separation and Release Agreement (the “Separation Agreement”). The Company terminated Mr. Garriott’s employment effective August 25, 2023. Pursuant to the Separation Agreement, and in consideration and in exchange for the agreements and representations within, the Bank agreed to pay Mr. Garriott a gross amount of $5,000,000, plus premiums for COBRA continuation of health insurance coverage through February 28, 2025. Mr. Garriott was not party to an employment agreement with the Company. The Separation Agreement was negotiated between the parties and their respective legal counsel. Pursuant to the Separation Agreement, Mr. Garriott provided the Bank and related persons a general release of claims arising out of or relating to his employment with the Bank and termination thereof. The Separation Agreement also includes customary non-disparagement and employee non-solicit provisions. Separately, as a result of his termination, Mr. Garriott forfeited 408,899 unvested RSUs, which resulted in an approximately $5.0 million expense reversal for the Company.
For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” on page 43.
Retirement Plans
We sponsor a 401(k) plan pursuant to which we match each participating employee’s contributions up to the first 6% of the employee’s salary.  We do not have any non-qualified deferred compensation plans, pension plans or other retirement plans for any employees.
Change in Control
We do not have employment agreements in place with any executive officer that would provide benefits in connection with a change in control of the Company or any of its subsidiaries.  Some of the outstanding equity awards to our NEOs include provisions that provide for accelerated vesting in connection with a change in control.  See “Potential Payments Upon Termination or Change in Control” below for more information.
Perquisites and Other Benefits
We annually review the perquisites that NEOs receive. The primary perquisites for these individuals include 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance.  These benefits are provided to NEOs under the same terms as provided to all of our employees.  Our NEOs also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.
Perquisites for a limited number of executive officers include personal use of the Company’s aircraft.  The Committee has adopted a Corporate Aircraft Usage Policy and an associated Standard on Personal Use of Corporate Aircraft. The following shows the number of flight hours approved by the Committee in 2023 for personal use of the Company’s aircraft for our NEOs:

Name	Number of Hours (1)
Mr. Mahan	140
Mr. Losch	50
(1)The Committee approved 50 hours for Mr. Garriott, and his unused hours were forfeited when his employment with the Bank was terminated in August 2023.

The Company may also make its aircraft available to its employees for personal use in special, limited circumstances, such as in connection with travel related to health care.

2024 Compensation Program Preview
In February 2024, the Committee reviewed base salaries for the NEOs and considered the same factors as discussed above for 2023 base salaries.  For NEOs other than the CEO, the Committee also considered the CEO’s recommendations.  After taking into account these factors and recommendations, the Committee determined to increase the 2024 base salary of Mr. Losch to $800,000. The committee considered Mr. Losch’s additional responsibilities in connection with his promotion to President of the Company and the Bank in 2023 in setting his 2024 base salary.  The Committee did not approve any increases to the 2024 base salary for Messrs. Mahan, Derraik, Seward, or Ms. Mann.  The Committee has discussed potential plans and programs for cash and equity incentive compensation for the NEOs for 2024, but as of the date of this Proxy Statement the Committee has not made any decisions or determinations beyond setting base salaries.  The Committee expects to consider potential cash and equity incentive awards for the NEOs in early 2025 after considering our 2024 financial performance, individual contributions to that performance and other relevant factors at that time, including the results of the say-on-pay vote discussed elsewhere in this Proxy Statement. Our 2024 compensation program will be more fully discussed in the proxy statement for our 2025 annual meeting of shareholders.
Clawback Policy

The Board has adopted a Clawback Policy intended to comply with the Final Clawback Rules. See “Executive Compensation Clawback Policy.” A copy of the Company’s clawback policy is attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Clawback Policy applies to incentive compensation received by covered executive officers on or after October 2, 2023. However, under the terms of the applicable award agreements for RSUs granted during 2021, 2022, and 2023, we reserved the right to recover all compensation payable under the award agreement pursuant to any clawback policy as may be in effect from time to time or made applicable by law.
Compensation Consultant; Benchmarking
In making compensation decisions for 2023, the Committee did not utilize the services of a compensation consultant, and the Committee did not obtain or perform compensation benchmarking from an external compensation consultant.
Risk Considerations
The Committee reviews the risks and rewards associated with our compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on us. We believe that our compensation programs encourage and reward prudent business judgment, avoid imprudent risk taking and are aligned with shareholder value creation.
Stock Ownership Guidelines
We believe that it is in the best interest of the Company and our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the Board of Directors has not implemented stock ownership guidelines for our directors and executive officers, the board periodically analyzes the ownership of our common stock by such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations
In consultation with management, we evaluate the tax and accounting treatment of our compensation program to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, it is our intent to structure our compensation programs in a tax efficient manner.
Section 162(m) of the Internal Revenue Code
Historically, our performance-based compensation plans were structured so that such performance-based compensation would be deductible under Section 162(m) of the Code (“Section 162(m)”). A significant tax bill enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) $1,000,000 deduction limit, with an exception for certain agreements in effect on November 2, 2017. We intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may still be available.

Compensation Committee Report
The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William H. Cameron, Chair
Tonya W. Bradford
Diane B. Glossman
Glen F. Hoffsis

Equity Compensation Plan Information
The following table sets forth additional information with respect to the Company’s equity compensation plans at December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders

2015 Omnibus Stock Incentive Plan and Prior Plans	2,904,799	(1)	$12.74	(2)	3,670,448

Employee Stock Purchase Plan (3)	—		—		35,488

Equity compensation plans not approved by security holders	—		—		—

Total	2,904,799		$12.74		3,705,936

(1)Includes 2,228,236 outstanding RSUs under the 2015 Omnibus Stock Incentive Plan.  Also includes 228,701 shares to be issued upon exercise of outstanding options under the Prior Plans, which include our 2008 Incentive Stock Option Plan and 2008 Nonstatutory Stock Option Plan.
(2)Does not reflect RSUs because they have no exercise price.
(3)Under this plan, eligible employees are able to purchase available shares with post-tax dollars at a 15% discount to fair market value. There were 59,074 shares purchased under the Employee Stock Purchase Plan at a weighted average price of $23.64 during 2023.

Summary Compensation and Other Tables
Summary Compensation Table. The following Summary Compensation Table shows all cash and non-cash compensation earned, received, or deferred by our NEOs, James S. Mahan III, William C. Losch III, Renato Derraik, M. Huntley Garriott, Jr., Stephanie A. Mann, Gregory W. Seward, for services rendered to us and the Bank in all capacities during the fiscal years ended December 31, 2023, 2022 and 2021. Compensation paid to our NEOs consisted of cash salary, cash bonus, stock awards and other compensation as detailed in the footnotes provided.  No NEO received any option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings in 2023, 2022 or 2021.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total

James S. Mahan III Chairman and Chief Executive Officer	2023	$510,601	$—	$—	$394,892	$905,493
	2022	510,601	—	—	270,594	781,195
	2021	512,565	—	—	371,815	884,380

William C. Losch III (4) President	2023	$697,115	$—	$3,149,967	$128,283	$3,975,365
	2022	675,000	77,500	399,993	45,872	1,198,365
	2021	285,577	25,962	12,833,100	33,588	13,178,227

Renato Derraik Chief Information and Digital Officer, Bank	2023	$594,231	$—	$3,149,967	$48,738	$3,792,936
	2022	550,000	158,000	499,991	44,594	1,252,585
	2021	317,308	35,615	7,638,750	33,939	8,025,612

M. Huntley Garriott, Jr. (5) Former President, Bank	2023	$523,082	$—	$—	$5,125,766	$5,648,848
	2022	800,007	90,000	—	156,831	1,046,838
	2021	803,084	83,231	25,330,000	168,690	26,385,005

Stephanie A. Mann Chief Strategy Officer	2023	$397,116	$—	$2,099,966	$40,594	$2,537,676
	2022	373,077	140,500	499,991	31,924	1,045,492
	2021	351,346	39,788	506,600	29,390	927,124

Gregory W. Seward Chief Risk Officer and General Counsel	2023	$444,231	$—	$2,099,966	$39,695	$2,583,892
	2022	397,500	143,000	749,987	42,116	1,332,603
	2021	368,914	41,478	253,300	38,601	702,293

(1)Amounts in this column represent payouts for discretionary cash bonuses based on review of the Company’s 2021, 2022 and 2023 performance, respectively.  There were no discretionary cash bonuses paid for 2023. See “2023 Discretionary Cash Bonus” on page 32 of this Proxy Statement for more information.
(2)Amounts shown in this column represent the aggregate grant date fair value of RSU awards granted in 2021, 2022, and 2023, calculated in accordance with FASB ASC Topic 718.  Ms. Mann and Mr. Seward received a time-vested award of 10,000 and 5,000 RSUs, respectively, on February 22, 2021.  The grant date fair market value of the time-vested RSUs granted on February 22, 2021, was $50.66 per share. Mr. Garriott received a time-vested award of 500,000 RSUs on February 22, 2021, with a grant date fair market value of $50.66 per share. Mr. Garriott’s 400,000 unvested RSUs associated with this grant were forfeited upon his departure from the Company. Messrs. Derraik and Losch received a time-vested award of 125,000 and 210,000 RSUs, respectively, on August 10, 2021.  These sign-on equity awards were granted in connection with the hiring of each Messrs. Derraik and Losch. The grant date fair value of the time-vested RSUs granted on August 10, 2021, was $61.11 per share.  Messrs. Losch, Derraik, Mann, and Seward received a time-vested award of 6,320, 7,900, 7,900, and 11,850 RSUs, respectively, on February 14, 2022. The grant date fair value of the time-vested RSUs granted on February 14, 2022, was $63.29 per share. Messrs. Losch and Derraik each received a time-vested award of 89,615 RSUs, and Ms. Mann and Mr. Seward each received a time-vested award of 59,743 RSUs, on February 13, 2023. The grant date fair value of the time-vested RSUs granted on February 13, 2023, was $35.15 per share. Additional information regarding outstanding RSU awards is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” on page 40 of this Proxy Statement.
(3)Includes 401(k) matching contributions, relocation, and the dollar value of insurance premiums paid on behalf of the NEOs for group term life, health, dental and disability insurance. These benefits are consistent with those paid to all employees. Also includes personal use of the Company aircraft by the named executives where applicable.  For 2021, 2022, and 2023, amounts for personal use of the Company’s aircraft were calculated using aggregate incremental cost to the Company (AIC) and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel and other operating expenses.  The value based on the AIC method included in 2023 “All Other Compensation” for Messrs. Mahan, Garriott, and Losch was $352,902, $85,981, and $55,844, respectively. For Mr. Garriott, includes a gross amount of $5,000,000, plus 2023 COBRA premiums for continuation of health insurance coverage through December 31, 2023 under the terms of a Separation and Release Agreement entered into in connection with the termination of Mr. Garriott’s employment by the Company in August 2023.
(4)In addition to the role of Chief Financial Officer, which Mr. Losch maintained through December 31, 2023, Mr. Losch assumed the role of President of the Bank effective August 25, 2023, and of the Company effective November 14, 2023. Mr. Losch also served as Chief Banking Officer of the Company and the Bank through August 25, 2023.
(5)Mr. Garriott served as President of the Bank until August 25, 2023 when his employment was terminated by the Company.
Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2023 for our NEOs and the grant date fair values of those awards. The table should be read in conjunction with the Summary Compensation Table provided above.

		Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)
James S. Mahan III	—	—	—	—	—		—	$—	$—
William C. Losch III	2/13/2023	—	—	—	89,615	(1)	—	—	3,149,967
Renato Derraik	2/13/2023	—	—	—	89,615	(1)	—	—	3,149,967
M. Huntley Garriott, Jr.	—	—	—	—	—		—	—	—
Stephanie A. Mann	2/13/2023	—	—	—	59,743	(1)	—	—	2,099,966
Gregory W. Seward	2/13/2023	—	—	—	59,743	(1)	—	—	2,099,966

(1)Amount shown reflects the number of RSUs granted to Messrs. Losch, Derraik, Seward, and Ms. Mann on February 13, 2023.  The RSUs will vest in five installments, in accordance with the following:  20% of the RSUs vest each February 13, 2024, 2025, 2026, 2027 and 2028, subject to continued service. No threshold or target amounts were established in connection with these awards.
(2)The value of Messrs. Losch, Derraik, Seward, and Ms. Mann’s RSUs granted on February 13, 2023, were calculated by multiplying the number of RSUs awarded by the grant date fair value of $35.15 per share, which was the closing price of our common stock on the grant date.
Non-Equity Incentive Plan Compensation.  The Company did not have a non-equity incentive plan in place as of December 31, 2023.
Outstanding Equity Awards at Fiscal Year-End.  The following tables list the outstanding option awards and stock awards held by our NEOs as of December 31, 2023.  Mr. Seward is the only NEO with outstanding option awards as of December 31, 2023. Mr. Mahan had no outstanding stock awards as of December 31, 2023.

Option Awards
Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable	Option Price	Option expiration date

James S. Mahan III	—		—	$—	—
William C. Losch III	—		—	—	—
Renato Derraik	—		—	—	—
M. Huntley Garriott Jr.	—		—	—	—
Stephanie A. Mann	—		—	—	—
Gregory W. Seward	13,500	(1)	—	14.55	November 19, 2025
(1)The shares subject to this option vest and become exercisable yearly in seven installments beginning on November 19, 2016, as follows: 10% of the shares subject to the option vest on each of November 19, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of November 19, 2021 and 2022.

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested*	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested*

James S. Mahan III	—		$—	—	$—
William C. Losch III	220,671	(1)	10,040,531	—	—
Renato Derraik	170,935	(2)	7,777,543	—	—
M. Huntley Garriott Jr.	—		—	—	—
Stephanie A. Mann	80,198	(3)	3,649,009
Gregory W. Seward	76,228	(4)	3,468,374	—	—
*Market value based on the closing price of a share of the Company’s voting common stock on the last trading day of 2023.
(1)Includes the following:
(a)An award of 210,000 RSUs, of which 126,000 remain unvested as of December 31, 2023.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(b)An award of 6,320 RSUs, of which 5,056 remain unvested as of December 31, 2023. Theses RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.

(c)An award of 89,615 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027 and 2028, subject to continued service.
(2)Includes the following:
(a)An award of 125,000 RSUs, of which 75,000 remain unvested as of December 31, 2023.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025, and 2026, subject to continued service.
(b)An award of 7,900 RSUs, of which 6,320 remain unvested as of December 31, 2023. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.

(c)An award of 89,615 RSUs. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027, and 2028, subject to continued service.
(3)Includes the following:
(a)An award of 868 RSUs, of which 348 remain unvested as of December 31, 2023.  These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024 and 2025, subject to continued service.
(b)An award of 11,123 RSUs, of which 7,787 remain unvested as of December 31, 2023. These RSUs vest in accordance with the following: 10% of the RSUs vest each February 10, 2021, 2022, 2023, 2024 and 2025; and 25% of the RSUs vest each February 10, 2026 and 2027, subject to continued service.

(c)An award of 10,000 RSUs, of which 6,000 remain unvested as of December 31, 2023. These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(d)An award of 7,900 RSUs, of which 6,320 remain unvested as of December 31, 2023. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.

(e)An award of 59,743 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027 and 2028, subject to continued service.
(4)Includes the following:
(a)An award of 10,011 RSUs, of which 4,005 remain unvested as of December 31, 2023.  These RSUs vest in five equal installments, in accordance with the following: 20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024 and 2025, subject to continued service.
(b)An award of 5,000 RSUs, of which 3,000 remain unvested as of December 31, 2023. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 22, 2022, 2023, 2024, 2025 and 2026, subject to continued service.
(c)An award of 11,850 RSUs, of which 9,480 remain unvested as of December 31, 2023. These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 14, 2023, 2024, 2025, 2026 and 2027, subject to continued service.
(d)An award of 59,743 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 13, 2024, 2025, 2026, 2027 and 2028, subject to continued service.
Option Exercises and Stock Vested. The following table provides information concerning option exercises and the vesting of stock during 2023 for each of our NEOs.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)

James S. Mahan III	—	$—	—	$—
William C Losch III	—	—	43,264	1,617,061
Renato Derraik	—	—	26,580	991,727
M. Huntley Garriott Jr.	—	—	111,949	3,888,404
Stephanie A. Mann	—	—	4,865	169,294
Gregory W. Seward	3,000	89,670	5,372	187,059
(1)Value realized is based on the closing price on the date of vesting.
Pension Benefits. There are no pension benefits outstanding for our NEOs.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans. There are no nonqualified defined contribution or other nonqualified deferred compensation plans for our NEOs.

Potential Payments Upon Termination or Change in Control
The following discussion presents the potential payments for each of our NEOs upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of NEOs of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a NEO’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.
The Company’s NEOs serve at the discretion of the Board of Directors, and no NEO is party to an employment agreement.  In the event of a NEO’s termination of employment for any reason whatsoever, any severance benefits or other cash payments would be negotiated on an individual basis.
Awards Under the 2015 Omnibus Stock Incentive Plan. In the event a NEO voluntarily terminates his or her employment, he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options.
In the event of termination of a NEO’s employment by the Company, with or without Cause (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have three months from date of termination to exercise any vested stock options, unless the officer is terminated for Cause in which case he or she may not exercise any stock options after the date of termination.
As defined in the 2015 Omnibus Stock Incentive Plan, “Cause” is generally defined as:
•the officer’s performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or its subsidiaries;
•the officer’s dishonesty, intentional misconduct or material breach of any agreement with the Company or its subsidiaries;
•the removal of the officer from office or permanent prohibition of the officer from participating in the affairs of the Company or its subsidiaries by regulatory order;
•the occurrence of any event that results in the officer being excluded from coverage, or having coverage limited for the officer, under the Company’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees; or
•the officer’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.
In the event of termination of a NEO’s employment due to death or Disability (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The NEO would have twelve months from the date of termination to exercise any vested stock options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Disability” generally means a “disability” (or similar word) as defined under the long-term disability policy of the Company or its subsidiaries. If the Company or its subsidiaries do not have a long-term disability plan in place, “Disability” means that an officer is unable to carry out the responsibilities and functions of the position held by the officer by reason of any medically determinable physical or mental impairment for a period of not less than ninety consecutive days.
None of the outstanding equity awards for any NEO provides for acceleration or continued vesting of the awards in the event of retirement.

Terminations Involving a Change in Control. In the event of a change in control of the Company, defined as a Corporate Transaction in the 2015 Omnibus Stock Incentive Plan and summarized below,  unvested time-based RSUs would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause.  All unvested stock options would become fully vested immediately in the event a NEO’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause, and the NEO would have twelve months from the date of termination to exercise any vested options.
As defined in the 2015 Omnibus Stock Incentive Plan, “Corporate Transaction” generally means any of the following transactions:
•a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated);
•the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•the complete liquidation or dissolution of the Company;
•any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or
•acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

The table below presents the amounts that would be owed to the NEOs under the 2015 Omnibus Stock Incentive Plan in the event of termination or a change in control.  In the case of voluntary or involuntary termination, death, disability and retirement, the presentation assumes that the NEO’s employment was terminated on December 31, 2023.  In the case of a change in control, the presentation assumes that the Corporate Transaction occurred on December 31, 2023 and, in the case of any outstanding, unvested stock options, that the NEO’s employment was terminated on December 31, 2023, for a reason other than cause.

Name and Principal Position	Voluntary or Involuntary Termination	Death	Disability	Retirement	Change in Control

James S. Mahan III Chairman and Chief Executive Officer	$—	$—	$—	$—	$—

William C. Losch III President	—	—	—	—	10,040,531	(1)

Renato Derraik Chief Information and Digital Officer, Bank	—	—	—	—	7,777,543	(1)

M. Huntley Garriott Jr. Former President, Bank	—	—	—	—	—

Stephanie A. Mann Chief Strategy Officer	—	—	—	—	3,649,009	(1)

Gregory W. Seward Chief Risk Officer and General Counsel	—	—	—	—	3,468,374	(1)

(1)Amounts shown for Messrs. Losch, Derraik, Seward, and Ms. Mann include the value of unvested RSUs that would become fully vested upon termination of their respective employment within twelve months following a Corporate Transaction for any reason other than Cause, calculated based on the closing price of our common stock on the last trading day of 2023.
Principal Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. James S. Mahan III, our CEO, as of December 31, 2023.
For 2023, our median employee annual total compensation (for all employees other than our CEO) was $126,869.  The annual total compensation for our CEO during the same period was $905,493.  Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 7.1 to 1.
We identified our median employee using our entire workforce (other than our CEO), as of December 31, 2023, of approximately 949 full-time and part-time employees.  We utilized payroll records for fiscal 2023 wages as reported to the Internal Revenue Service.  We did not annualize compensation for employees who were not active for the entire year.  No full-time adjustments were made for part-time employees.  We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all employees included in this calculation.  We believe the principal executive officer pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

With respect to the annual total compensation of the median employee, we identified and calculated compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $126,869.  With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table.
Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, principal executive officer pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

Pay versus Performance

Pay versus Performance Table. The following table provides information for the years 2023, 2022, 2021 and 2020 with respect to the compensation of our principal executive officer (“PEO”), which is our chief executive officer, Mr. Mahan, the average compensation of our other non-PEO NEOs, and the performance measures set forth in the table, including the Company’s selected performance measure of book value per share.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3) (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)	Net Income (6) ($ in thousands)	Book Value Per Share (7)

2023	$905,493	$905,493	$3,707,743	$2,830,090	$243	$102	$73,898	$20.23
2022	781,195	781,195	1,207,866	(4,211,841)	161	106	176,208	18.41
2021	884,380	884,380	9,833,931	16,358,379	463	117	166,995	16.39
2020	821,768	821,768	904,919	10,805,365	251	88	59,543	13.38
(1)Mr. Mahan served as the PEO for each year indicated.
(2)This is the amount of compensation actually paid to the PEO for each year, as set forth within the Summary Compensation Table “Total” column for the applicable year. The Company did not provide any stock or option awards for the PEO within the Summary Compensation Table. Compensation actually paid to the PEO was identical to the total compensation for the PEO reported for each applicable year within the Summary Compensation Table. No adjustments were made.
(3)For 2023, our non-PEO NEOs were Messrs. Losch, Derraik, Garriott, former President of the Bank until August 25, 2023, Seward, and Ms. Mann. For 2022, our non-PEO NEOs were Messrs. Losch, Derraik, Seward and Smits. For 2021, our non-PEO NEOs were Messrs. Losch, Derraik, and Garriott, Mr. S. Brett Caines, who served as our Chief Financial Officer until August 31, 2021, and Mr. Underwood, a member of our Board of Directors, who served as President of the Company until November 14, 2023. For 2020, our non-PEO NEOs were Messrs. Caines, Garriott, Smits and Underwood.
(4)This is the average compensation actually paid to the non-PEO NEOs for each applicable year, starting with the average of such amounts set forth within the Summary Compensation Table “Total” column for the applicable year. See Average of Non-PEO NEOs table below.
(5)The Company TSR and the Company’s Peer Group TSR reflected in these columns is calculated based on a fixed investment of $100 on December 31, 2019 and calculated on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the KBW Nasdaq Regional Banking Index, as disclosed in our Annual Report for the year ended December 31, 2023, pursuant to Item 201(e) of Regulation S-K.
(6)Represents the amount of net income reflected in the Company’s audited financial statements for the year indicated.
(7)We have selected book value per share as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance for fiscal year 2023. Book value per share is defined as total equity divided by total common shares outstanding.

To calculate the average compensation actually paid (“CAP”) to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table. No NEOs had any awards that vested in the same year they were granted or any dividends or other earnings paid on awards in the year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating CAP.

Average of Non-PEO NEOs	2023	2022	2021	2020

Average Total Compensation Reported in Summary Compensation Table for the Year Indicated	$3,707,743	$1,207,866	$9,833,931	$904,919

Adjustments:
Less, Average Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Year Indicated	2,099,973	537,490	9,211,030	212,492
Plus, Average Year-End Fair Value of Awards Granted in the Year Indicated that were Outstanding and Unvested at Year-End of Such Year	2,718,316	256,473	14,577,430	560,894
Plus, Average Change in Fair Value of Awards Granted in Prior Years that were Outstanding and Unvested at Year-End (From Prior Year-End to Year-End)	762,907	(4,082,106)	261,261	3,013,040
Plus, Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year Indicated (From Prior Year-End to Vesting Date)	210,847	(1,056,584)	896,787	6,539,004
Less, Average Prior Year-End Fair Value of Awards Granted in Prior Years that Forfeited in the Year Indicated	2,469,750	—	—	—
Average Total Adjustments	(877,653)	(5,419,707)	6,524,448	9,900,446

Average Compensation Actually Paid	$2,830,090	$(4,211,841)	$16,358,379	$10,805,365

Pay versus Performance Tabular List. As described in the Compensation Discussion & Analysis beginning on page 29, our approach to compensation is designed to recognize both corporate and individual performance, promote long-term stock ownership, attract, retain and motivate talented employees, and balance risk and reward while taking into consideration shareholder feedback as well as market trends and practices. The most important financial measures used by the company to link CAP (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

•Book Value Per Share
•Annual TSR
•Pre-Provision Net Revenue

Pay versus Performance Comparative Disclosure. While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay versus Performance table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. The graphics below depicts the relationship between each financial performance measures in the Pay versus Performance table above and CAP to our CEO and, on average, to our other NEOs, for each the four applicable years.

Pay Versus TSR 2020-2023
Indexed Total Shareholder Return
$600
$500
$400
$300
$200
$100
$—
Compensation Actually Paid (in thousands)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
2020
2021
2022
2023
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

Pay Versus Book Value 2020-2023
Book Value Per Share
$24
$20
$16
$12
$8
$4
$—
Compensation Actually Paid (in thousands)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
2020
2021
2022
2023
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Book Value Per Share

Pay Versus Net Income 2020-2023

$200
$150
$100
$50
$—
$(50)
Annual Net Income (in millions)
$18,000
$13,500
$9,000
$4,500
$—
$(4,500)
Compensation Actually Paid (in thousands)
2020
2021
2022
2023
Net Income
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO

Director Compensation

Members of the Board of Directors who are not employees of the Company or the Bank receive compensation for their service on the Board. The Compensation Committee annually reviews the total compensation of our non-employee directors and each element of our non-employee director compensation plan (the “Director Compensation Plan”) and makes a recommendation regarding the Director Compensation Plan to the Board. This review typically takes place in May of each year.
Board Fees. In May 2023, the Board approved an annual retainer of $60,000 for each non-employee director, $36,000 for the chair of the former Audit and Risk Committee, $15,000 for the chairs of the Compensation Committee, the Nominating & Corporate Governance Committee, the Bank’s Directors Loan Committee, and the Bank’s former Asset & Liability Committee, and $15,000 for non-employee directors who are members of the Bank’s Directors Loan Committee. In connection with the reorganization of the former Audit and Risk Committee into two separate committees in November 2023, the Board of Directors approved an updated Director Compensation Plan that superseded and replaced the May 2023 Director Compensation Plan. The retainer fees paid under the updated Director Compensation Plan for 2023 were prorated to account for amounts previously paid under the May 2023 Director Compensation Plan. Under the updated Director Compensation Plan, each non-employee director receives an annual retainer of $60,000. The chair of the Audit Committee and the Risk Committee each receive an additional annual retainer of $30,000 and $20,000, respectively. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Bank’s Directors Loan Committee, each receive an additional annual retainer of $15,000.  Each non-employee director who is a member of the Bank’s Directors Loan Committee each receive an additional annual retainer of $15,000. In December 2020, a Special Committee was established under the direction of our Board of Directors.  Each non-employee director of the Special Committee received an additional quarterly retainer of $5,000 in 2023.
2015 Omnibus Stock Incentive Plan. Our directors are eligible for awards under our 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of stock options, restricted stock, RSUs or stock appreciation rights.  Each non-employee director received an award of 3,625 RSUs on May 16, 2023, valued at $80,004. Information regarding the 2015 Omnibus Stock Incentive Plan can be found under the heading “2015 Omnibus Stock Incentive Plan” on page 33.

The following table presents a summary of all compensation received or earned by the Company’s non-employee directors for their service during the year ended December 31, 2023.  Directors of the Company who are also employees are not separately compensated for their service on the Board of Directors.  No director received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2023.

Name of Director	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	All Other Compensation	Total

Tonya W. Bradford	$95,000	$80,004	$—	$—	$175,004
William H. Cameron	90,000	80,004	—	—	170,004
Casey S. Crawford (1)	60,000	80,004	—	—	140,004
Diane B. Glossman	128,333	80,004	—	—	208,337
Glen F. Hoffsis	75,000	80,004	—	—	155,004
David G. Lucht	90,000	80,004	—	—	170,004
Miltom E. Petty	96,000	80,004	—	—	176,004
Yousef A. Valine	75,000	80,004	—	—	155,004

(1)Mr. Crawford resigned as a member of our Board of Directors effective February 15, 2024.
(2)Each non-employee director received an award of 3,625 RSUs with a grant date fair value of $80,004 on May 16, 2023.  The RSUs vest on May 1, 2024. There were no other RSUs outstanding for any director as of December 31, 2023. Mr. Crawford’s RSUs associated with this grant were forfeited upon his resignation as a member of our Board of Directors.
(3)No options were awarded to non-employee directors in 2023.  At December 31, 2023, each of Mr. Cameron and Mr. Petty had 30,000 options outstanding, of which all 30,000 were exercisable.  Dr. Hoffsis had 15,000 options outstanding, of which all 15,000 were exercisable.

PROPOSAL 2: APPROVAL OF AMENDMENT OF THE COMPANY'S
EMPLOYEE STOCK PURCHASE PLAN

On April 1, 2024, the Compensation Committee and the Board approved, subject to shareholder approval, an amendment of the Company’s Second Amended and Restated Employee Stock Purchase Plan (“ESPP”) to increase the shares available for issuance under the ESPP. The ESPP is a benefit that we make broadly available to our eligible employees that allows them to purchase shares of the Company’s voting common stock at a discount. The ESPP was initially adopted by the Board on October 8, 2014, and our shareholders approved the ESPP on March 20, 2015. The ESPP was amended and restated by the Board on May 24, 2016, for the purpose of making certain technical and administrative changes. Our shareholders approved a second amendment and restatement of the ESPP on May 11, 2021. The second amendment and restatement (i) extended the term of the ESPP to December 31, 2026, (ii) changed the dates of the standard offering periods under the ESPP so that they commence on March 15, and September 15 of each year, and (iii) made certain other administrative changes. The ESPP currently authorizes the issuance of options covering up to 280,000 shares of our voting common stock.

We are asking shareholders to approve an amendment to the second amended and restated ESPP at the Annual Meeting to increase the number of shares available for issuance under the ESPP so that we may continue to use the ESPP to assist us in recruiting and motivating qualified personnel to help us achieve our business goals, including creating long-term value for shareholders. In addition, shareholder approval will continue to qualify the ESPP as an employee stock purchase plan under Section 423 of the Code, which affords special tax treatment to plan participants.

The Proposed Amendment

The proposed amendment of the ESPP, which we believe will aid the Company and its subsidiaries, including the Bank, in attracting and retaining the personnel necessary for continued growth, provides that 200,000 shares will be added to the aggregate number of shares that may be issued under the ESPP. If the amendment of the ESPP is approved, the aggregate number of shares of the Company’s voting common stock that may be issued pursuant to the ESPP will be 480,000 shares, less such shares as have been issued under the ESPP since the date of adoption of the ESPP in October 2014. The purpose of the amendment is to ensure that we are able to continue to provide current and future employees interested in participating in the ESPP with the opportunity to do so. If this proposal is not approved by shareholders, there may not be a sufficient number of shares available under the ESPP for the offering period that commenced on March 15, 2024 and ends on September 14, 2024.

Summary of the ESPP

The following is a summary of the principal features of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2021. You may access these documents through the SEC’s electronic data system called EDGAR at www.sec.gov. The full text of the proposed form of amendment of the ESPP is attached as Appendix A to this Proxy Statement and incorporated by reference into this Proposal 2. Additionally, any shareholder wishing to receive a copy of the ESPP or the proposed form of amendment of the ESPP free of charge should contact Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

Purpose. The purpose of the ESPP is to provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company, and to provide an incentive for continued employment.

Administration. The ESPP may be administered by the Board of Directors of the Company or a committee of the Board. The ESPP is currently administered by the Compensation Committee. The administrator has full power and authority to interpret the provisions of the ESPP, determine eligibility and adjudicate all disputes arising under the ESPP, determine the terms and conditions of any right to purchase shares under the ESPP, establish rules and appoint agents for proper administration of the ESPP, amend outstanding rights to purchase shares under the ESPP, and generally make any other determination or take any other action the administrator deems necessary or desirable. The Company will pay all reasonable expenses incurred in connection with the administration of the ESPP. Subject to applicable law, no member of the Board or the plan administrator will be liable for any action or determination made in good faith in connection with the operation, administration, or interpretation of the ESPP.

Eligibility and Participation. All employees of the Company and its subsidiaries as designated from time to time by the administrator are eligible to participate in the ESPP, except that the administrator may exclude one or more of the following categories of employees from participating: (i) any employee who has a period of employment with the Company of less than two years (or some shorter period of employment as may be established by the administrator); (b) any employee whose customary employment is less than 20 hours per week (or at the discretion of the administrator a threshold less than 20 hours per week); (c) any employee whose customary employment is less than five months (or at the discretion of the administrator a threshold less than five months) in any calendar year; or (d) any employee who is a “highly compensated employee” as defined in Section 414(q) of the Code (provided that the administrator may also exclude subsets of highly compensated employees to the extent permitted by Section 423 of the Code and the regulations issued thereunder). In addition, any employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or who, as a result of being granted an option under ESPP, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, is excluded from participation in the ESPP.

Offering Periods. There are two six-month offering periods under the ESPP each calendar year, the first commencing on March 15 and ending on September 14, and the second commencing on September 15 and ending on March 14. The administrator may establish additional or alternative sequential or overlapping offering periods, which may have different durations, but no offering period may exceed 27 months. The first day of each offering period is the date of grant for that offering period, and the last day of each offering period is the purchase date for that offering period.

For each offering period, the administrator will establish the maximum number of shares that each participating employee may purchase pursuant to the ESPP. Unless another maximum is established, the maximum for each offering period will be the number of shares determined by dividing $12,500 by the fair market value of a share of our voting common stock on the date of grant. In addition, as required by Section 423 of the Code, no employee will be entitled to purchase common stock at a rate that exceeds $25,000 in fair market value during any calendar year.

Payroll Deductions and Stock Purchases. Eligible employees may participate in the ESPP only by means of payroll deductions. Payroll deductions with respect to the ESPP may be no less than $12 nor more than $817 for any bi-weekly pay period. Payroll deductions are accumulated during the offering period in a non-interest-bearing savings account established at our subsidiary bank, Live Oak Banking Company.

During an offering period, a participant may elect to (i) decrease the amount to be withheld as many times as desired, (ii) stop further withholding, or (iii) on not more than two occasions in any one offering period, increase the amount withheld. Any change will be effective on the first day of the first pay period that is at least seven days after such notice is received; however, no change in withholding is permitted during the last 30 days of an offering period.

So long as a participant is enrolled, such participant will automatically exercise the option to acquire the number of whole shares that may be purchased with such participant’s accumulated payroll deductions at a purchase price per share equal to 85% of the closing selling price per share of voting common stock on the last day of the offering period (the purchase date), provided that the number of whole shares purchased on a purchase date may not exceed the number of shares subject to such participant’s option. Any portion of an option remaining unexercised will expire at the end of the offering period. Any cash balance remaining in an eligible employee’s account at the end of a purchase date will be refunded to the employee as soon as practicable after such purchase date, provided, however, that the Company may establish procedures whereby such cash is maintained in the employee’s account and applied toward the purchase of shares in a subsequent offering period in a manner that complies with the requirements of Section 423 of the Code.

Enrollment and Withdrawal. In order to participate in the ESPP, an eligible employee must enroll by completing an online enrollment form not later than three days before the date of grant (or such other period established by the administrator). An eligible employee who has not enrolled by such date may not participate in an offering period, but will, if still eligible, be able to participate in subsequent offering periods. Once enrolled, a participant’s enrollment carries forward to each subsequent offering period until the participant’s employment ends or the participant withdraws from participation.

A participant may withdraw from an offering period at any time up to 15 days (or such other period established by the administrator) prior to the end of the offering period. Once withdrawn, a participant may not again participate in the offering period in which they withdrew. Withdrawing does not waive the participant’s right to participate in future offering periods. Upon withdrawal, a participant’s accumulated payroll deductions will be returned as soon as practicable, without interest (unless otherwise determined by the administrator).

Termination of Employment. In the event of a participant’s termination of employment for any reason (including for retirement, disability, or death) or failure to remain eligible to participate in the ESPP, any payroll deductions credited to a participant’s account and not previously used to purchase shares will be returned to the participant as soon as practicable, without interest (unless otherwise determined by the administrator).

Shareholder Rights. No participant will have any rights as a shareholder of the Company with respect to any shares subject to an option under the ESPP until (i) the option has been validly exercised, (ii) full payment has been made for the shares, and (iii) the shares have been actually delivered to the participant.

Non-Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way other than by will or the law of descent and distribution. A participant may designate a beneficiary, however, who will receive any shares and/or cash owed to the participant following the participant’s death.

Adjustments. In the event a change is made to the Company’s voting common stock by reason of a stock split, stock dividend, recapitalization, recombination of shares, exchange of shares, or other change affecting the outstanding voting common stock as a class without the Company’s receipt of consideration, the administrator will make appropriate adjustments to (i) the maximum number and class of securities issuable under the ESPP and (ii) the number and class of securities and price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

Corporate Transactions. In the event of a corporate transaction (as defined below), the Board may arrange for the acquiring corporation to assume the Company’s rights and obligations under the ESPP. If no such arrangement is made, the ESPP will terminate and all outstanding options will terminate to the extent they are not exercised as of the date of the corporate transaction. In the event of such termination, the payroll deductions not previously used to purchase shares will be returned to the participant, without interest (unless otherwise determined by the administrator).

For purposes of the ESPP, a “corporate transaction” means any of the following:

(i)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)    the complete liquidation or dissolution of the Company;

(iv)    any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v)    acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (as defined in SEC rules) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

Tax Matters. Each participant in the ESPP is responsible for all federal, state, local or other taxes of any nature imposed by applicable law in connection with the purchase of stock under the ESPP. Participants are encouraged to consult with their personal tax advisors regarding the impact of any purchase or disposition of stock pursuant to the ESPP. If the administrator determines that the Company is required to withhold taxes in connection with the purchase of stock under the ESPP, then the Company is authorized to withhold and pay such tax out of any shares purchased by the participant or from the participant’s salary or any other funds otherwise payable to the participant, or, prior to and as a condition of exercising such option, the Company may require that the participant pay to it in cash the amount of any such tax which the administrator, in good faith, determines is required to be withheld.

Amendment and Termination. The ESPP will terminate on December 31, 2026, except as to options outstanding on that date. The Board may amend, suspend, or terminate the ESPP without shareholder approval, except in the case of an amendment that would:

(i)    increase the total number of shares that may be issued under the ESPP;

(ii)    change the formula for determining the purchase price at which shares may be offered pursuant to options;

(iii)    change the formula for determining the number of shares any participant may purchase; or

(iv)    make any other material change for which shareholder approval is required by stock exchange listing rules or applicable law.

Section 423 of the Code and regulations promulgated thereunder may also impose shareholder approval requirements in connection with certain amendments to the ESPP.

New Plan Benefits

The benefits to be received by executive officers and employees of the Company as a result of the proposed amendment to the ESPP are not determinable, since the amounts of future purchases by participants are based on elective contributions.

For illustrative purposes only, the following table sets forth (i) the number of shares that were purchased in 2023 under the existing employee stock purchase plan and (ii) the weighted average price per share paid for such shares by the current executive officers as a group and all other employees who participated in the ESPP as a group. Non-employee directors are not eligible to participate in the ESPP.

	Number of Shares Purchased (#)	Weighted Average Purchase Price per Share ($) (1)
All current executive officers as a group (10 persons)	—	—
All other employees as a group	59,074	$23.64

(1)The purchase price per share under the ESPP is equal to 85% of the closing selling price per share of voting common stock on the last day of the offering period.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. This discussion does not address the tax consequences of a participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. ESPP participants should consult their own tax advisors to determine the tax consequences to them as a result of their particular circumstances.

The ESPP is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Under such a plan, no taxable income is recognized by a participant either at the time a right is granted to purchase shares under the ESPP or at the time shares are purchased thereunder. The amounts deducted from a participant’s pay to purchase shares under the ESPP will be included in the participant’s compensation income and subject to all taxes normally applicable to compensation income, including federal, state and local income taxes and Social Security taxes. A participant will recognize income or loss in the year in which a sale or other disposition is made of the shares purchased under the ESPP as described below.

If a participant disposes of shares acquired under the ESPP more than two years after the grant date (which for each offering period is the first day of that offering period) and more than one year after the purchase date (which is generally the last day of the offering period), or if a participant dies while owning such shares, then upon such qualifying disposition or death, the lesser of (a) the excess of the fair market value of the stock on the date of the qualifying disposition or death over the purchase price or (b) the excess of the fair market value of the stock on the grant date over the exercise price will be ordinary income subject to federal income tax. Federal long-term capital gain tax will apply to the excess, if any, of the amount realized upon the disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If a qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital loss will apply, provided that the disposition involves certain unrelated parties.

If a participant disposes of the shares within two years after the grant date or within one year after the purchase date (other than by transfer to the participant’s estate or transfer by bequest or inheritance upon the death of a participant while owning shares) a “disqualifying disposition” will have occurred. Upon such disqualifying disposition the difference between the fair market value of the shares on the date of purchase and the purchase price will be taxed to the participant as ordinary income and will be deductible by us (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code (as discussed below), and the satisfaction of a tax reporting obligation). The difference, if any, of the amount realized upon the disposition over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain or loss, depending on the holding period and the market value of the shares on the date of disposition.

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any of our “covered employees” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” generally includes our chief executive officer, our chief financial officer, and our three other most highly compensated officers, any individual who was a covered employee for any taxable year beginning after December 31, 2016, and, for any taxable year beginning after December 31, 2026, our next five highest-compensated employees. Compensation attributable to awards under the ESPP, either on its own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Required Vote and Board Recommendation

Assuming the presence of a quorum at the Annual Meeting, the number of votes cast for approval of the proposed amendment of the ESPP must exceed the number of votes cast against the proposal in order for the proposal to be approved. Abstentions and broker nonvotes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S VOTING COMMON STOCK THAT MAY BE ISSUED UNDER SUCH PLAN.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires that the Company include in its Proxy Statement a resolution subject to a shareholder advisory vote on the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).
The compensation paid to the Company’s NEOs is disclosed in this Proxy Statement in the section above entitled “Executive Compensation and Other Matters.” The compensation of the Company’s NEOs is designed to enable the Company and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive banking environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Live Oak Bancshares, Inc.’s named executive officers who are set forth in the summary compensation table of this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and the related narrative discussion in this Proxy Statement.”
The affirmative vote of a majority of our voting common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Company’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.
When you cast your vote, we urge you to consider the description of our executive compensation program contained in the compensation discussion and analysis and the accompanying tables and narrative disclosures.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT AUDITORS
On June 1, 2022, the Company was notified that Dixon Hughes Goodman LLP (“DHG”), which was then serving as the Company’s independent registered public accounting firm, had merged with BKD, LLP (“BKD”). The combined practice now operates under the name FORVIS, LLP (“FORVIS”).
The Audit Committee of the Company’s board of directors appointed FORVIS, as the successor by merger to DHG, as the Company’s independent registered public accounting firm.
DHG’s reports on the Company’s financial statements for the fiscal years ended December 31, 2020, and December 31, 2021 do not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2020, and December 31, 2021, and during the period from December 31, 2021 until June 1, 2022, the date of DHG’s merger with BKD, there were no disagreements with DHG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
During the fiscal years ended December 31, 2020 and December 31, 2021, and during the period from December 31, 2021 until June 1, 2022, the date of DHG’s merger with BKD, neither the Company nor anyone on its behalf consulted with BKD prior to its merger with DHG regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matter or reportable event listed in Items 304(a)(2)(i) or (ii) of SEC Regulation S-K.
On June 3, 2022, the Company filed a Current Report on Form 8-K addressing the change in the Company’s certifying accountant and provided the report to DHG and asked that FORVIS furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements made by the Company in response to Item 304(a) of SEC Regulation S-K. The Company included that letter as Exhibit 16.1 to the Current Report on Form 8-K.
The Audit Committee, pursuant to authority granted to it by the Board of Directors, has appointed FORVIS, independent registered public accountants, as the Company’s independent auditors for 2024.  The Board of Directors has ratified and confirmed the appointment.  A representative of FORVIS is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
The Board of Directors is submitting this proposal to the vote of the shareholders as a matter of good corporate governance.  If shareholders do not ratify the selection of FORVIS, the Audit Committee will reconsider, but might not change, their appointment.

The Company has paid FORVIS fees in connection with its assistance in the Company’s annual audit, review of the Company’s financial statements and certain other matters.  The following table sets forth FORVIS fees in various categories during 2023 and 2022.
AUDIT FEES

Category	2023	2022

Audit Fees (1)	$1,111,801	$484,532
Audit-Related Fees (2)	12,500	12,500
Tax Fees (3)	80,000	236,501
All Other Fees (4)	—	21,000
Total Fees Paid	$1,204,301	$754,533

(1)Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, consents issued, reviews of registration statements, and reviews of various Form 8-Ks.
(2)Includes fees paid for audit of employee benefit plan.
(3)Includes fees paid or expected to be paid for services relating to tax planning, compliance and consulting.
(4)Includes fees paid for other consulting services.
All services rendered by FORVIS during 2023 were subject to pre-approval by the Audit Committee.  The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent auditors.  Under this policy, each year at the time it engages the independent auditor, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.  The Audit Committee has considered whether FORVIS’s provision of other non-audit services to the Company is compatible with maintaining independence of FORVIS.  The Audit Committee has determined that it is compatible with maintaining the independence of FORVIS.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 RATIFYING FORVIS, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2024.

Report of the Audit Committee
The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.
During the course of its examination of the Company’s audit process in 2023, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, FORVIS, LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit Committee received from FORVIS, LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with FORVIS, LLP their independence.
Based on the review and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
This report is submitted by the Audit Committee:

Miltom E. Petty, Chair
Tonya W. Bradford
Diane B. Glossman
William H. Cameron
Yousef A. Valine

OTHER MATTERS
The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.
PROPOSALS FOR 2025 ANNUAL MEETING
Shareholders may present proposals for action at meetings of shareholders only if they comply with the proxy rules established by the SEC, applicable North Carolina law and our Bylaws.
Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2025 Annual Meeting, it must be delivered to our principal executive offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403 by December 6, 2024; provided, however, that if the date of the 2025 Annual Meeting is more than 30 days before or after May 21, 2025, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting.
Our Bylaws permit any shareholder of voting common stock to nominate directors. Shareholders wishing to nominate a director must deliver written notice of the nomination to our Corporate Secretary at least 120 days prior to the meeting at which directors will be elected. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that, if elected, such nominee would serve as a member of the Board of Directors. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees must include the additional information required by SEC Rule 14a-19(b).
Management’s proxy holders for the 2025 Annual Meeting will have discretion to vote proxies given to them on any shareholder proposal of which the Company does not have notice on or before February 19, 2025.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403 or at (910) 790-5867. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.
SHAREHOLDER COMMUNICATIONS
The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.
Shareholders and other interested parties wishing to communicate with the independent directors as a group may do so by sending a written communication addressed to our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC is accessible free of charge in the investor relations section of our website at www.liveoakbank.com. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023. You can request a copy of our Annual Report on Form 10-K free of charge by contacting our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

Appendix A

AMENDMENT OF THE
LIVE OAK BANCSHARES, INC. SECOND AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Live Oak Bancshares, Inc. (the “Company”), maintains the Second Amended and Restated Employee Stock Purchase Plan, as amended and restated (the “Plan”); and

WHEREAS, pursuant and subject to Section 28 of the Plan, the board of directors of the Company (the “Board”) is authorized to amend the Plan, subject to the approval of the Company’s shareholders in certain circumstances; and

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan to increase the number of shares of the Company’s voting common stock available under the Plan by 200,000 shares as set forth below, and to submit such amendment for shareholder approval at the next annual meeting of shareholders of the Company.

NOW, THEREFORE, in accordance with the provisions of Section 28 of the Plan and conditioned upon the receipt of shareholder approval as described therein, the Plan is hereby amended in the following respects:

1.Section 3 of the Plan is deleted in its entirety and the following substituted in lieu thereof:

3.    Stock Subject to Plan.    A total of 480,000 shares of the Company’s voting common stock, no par value per share (the “Common Stock”) are reserved and will be available for issuance under this Plan (the “Shares”). Such number will be subject to adjustments effected in accordance with Section 15 of this Plan. In the event that an Option or part thereof expires or is otherwise canceled or terminated, the Shares subject to the unexercised portion of such Option will be available for re-issue in future Option grants under the Plan.

2.Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment of the Live Oak Bancshares, Inc. Second Amended and Restated Employee Stock Purchase Plan was adopted by the Board on April 1, 2024 and approved by the Company’s shareholders on May [•], 2024.

LIVE OAK BANCSHARES, INC.

By: ___________________________
James S. Mahan III
Chairman and Chief Executive Officer
A-1

LIVE OAK BANCSHARES, INC.
1741 TIBURON DRIVE
WILMINGTON, NC 28403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40594-P06740 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIVE OAK BANCSHARES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **Election of Directors**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tonya W. Bradford
02) William H. Cameron
03) Diane B. Glossman
04) Glen F. Hoffsis
05) David G. Lucht
06) James S. Mahan III
07) Miltom E. Petty
08) Neil L. Underwood
09) Yousef A. Valine
10) William L. Williams III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V40595-P06740

REVOCABLE PROXY
LIVE OAK BANCSHARES, INC.
Annual Meeting of Shareholders
May 21, 2024 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Walter J. Phifer and Gregory W. Seward (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote, as designated on the reverse side of this appointment of proxy, all of the shares of voting common stock of Live Oak Bancshares, Inc. (the "Company") held of record by the undersigned on March 22, 2024, at the Annual Meeting of Shareholders of the Company to be held at the Live Oak Bancshares, Inc. Corporate Office, 1741 Tiburon Drive, Wilmington, North Carolina, at 9:00 AM, Eastern Time on May 21, 2024, and at any adjournments of the Annual Meeting.

The undersigned directs that the shares represented by this appointment of proxy be voted as indicated on the reverse side of this appointment of proxy. In the absence of any instruction, those shares may be voted "FOR" the election of each nominee named in Proposal 1 and "FOR" Proposals 2, 3 and 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Continued and to be signed on reverse side